UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934

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INTERCONTINENTALEXCHANGE GROUP, INC.

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INTERCONTINENTALEXCHANGE GROUP, INC.

NOTICE OF 2014 ANNUAL MEETING

AND

PROXY STATEMENT

March 31, 2014

Dear Stockholder:

On behalf of the Board of Directors and management of IntercontinentalExchange Group, Inc., I am pleased to invite you to the 2014 Annual Meeting of Stockholders. The Annual Meeting will be held at the St. Regis Atlanta, Eighty-Eight West Paces Ferry Road, Atlanta, Georgia 30305 on Friday, May 16, 2014 at 8:30 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be conducted at the Annual Meeting. Our Board of Directors and senior officers, as well as representatives from our independent registered public accounting firm, will be present to respond to appropriate questions from stockholders.

Again this year, we are delivering proxy materials for the Annual Meeting under the Securities and Exchange Commission’s “Notice and Access” rules. These rules permit us to furnish proxy materials, including the attached Proxy Statement and our 2013 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. The rules also allow us to help the environment by reducing the consumption of paper, energy, and other natural resources and to lower printing and distribution expenses paid by IntercontinentalExchange Group. Our stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides instructions on how to access and review all of our proxy materials on the Internet, and will not receive printed copies unless they request them. The Notice also explains how you may submit your proxy on the Internet.

Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or vote telephonically or electronically using the Internet voting procedures described on the proxy card at your earliest convenience.

Sincerely,

Jeffrey C. Sprecher Chairman and Chief Executive Officer IntercontinentalExchange Group, Inc.

IntercontinentalExchange Group, Inc.

2100 RiverEdge Parkway, Suite 500

Atlanta, Georgia 30328

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 16, 2014

NOTICE HEREBY IS GIVEN that the 2014 Annual Meeting of Stockholders of IntercontinentalExchange Group, Inc. will be held at the St. Regis Atlanta, Eighty-Eight West Paces Ferry Road, Atlanta, Georgia 30305 on Friday, May 16, 2014 at 8:30 a.m., local time, for the purposes of considering and voting upon:

1.	The election of fourteen directors to serve until the 2015 Annual Meeting of Stockholders;

2.	An advisory resolution on our executive compensation;

3.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

4.	The amendment of our Amended and Restated Certificate of Incorporation to change our name from “IntercontinentalExchange Group, Inc.” to “Intercontinental Exchange, Inc.”; and

5.	Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

The Board of Directors has fixed the close of business on March 18, 2014 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournments thereof.

If you hold your shares of common stock through a broker or nominee, you will need to bring either a copy of the voting instruction card provided by your broker or nominee or a copy of a brokerage statement showing your ownership as of March 18, 2014.

A list of stockholders entitled to vote at the 2014 Annual Meeting of Stockholders will be available for inspection upon request of any stockholder for a purpose germane to the meeting at our principal executive offices, 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328 during the ten days prior to the meeting, during ordinary business hours, and at the St. Regis Atlanta, Eighty-Eight West Paces Ferry Road, Atlanta, GA 30305 during the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE SUBMIT YOUR PROXY WITH VOTING INSTRUCTIONS. YOU MAY VOTE BY TELEPHONE OR INTERNET (BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD) OR BY MAIL IF YOU RECEIVE A PRINTED PROXY CARD.

By Order of the Board of Directors,

Jeffrey C. Sprecher Chairman and Chief Executive Officer

Atlanta, Georgia

March 31, 2014

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on May 16, 2014

We are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders rather than mailing a full paper set of the materials. The Notice contains instructions on how to access our proxy materials on the Internet and how to vote, as well as instructions on obtaining a paper copy of the proxy materials.

For additional information, see Additional Information – Voting Instructions and

Frequently Asked Questions below.

To Vote by Internet and to Receive Materials Electronically

Read the Proxy Statement.

Go to the website www.proxyvote.com that appears on your proxy card.

Enter the control number found on the front of your proxy card and follow the simple instructions. Choose to receive an e-mail notice when proxy statements and annual reports are available for viewing over the Internet. You will cut down on bulky paper mailings, help the environment, and lower expenses paid by IntercontinentalExchange Group, Inc.

i

Page

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	52

NON-EMPLOYEE DIRECTOR COMPENSATION	52

Director Compensation Table	53

COMPENSATION COMMITTEE REPORT	54

AUDIT MATTERS	54

AUDIT COMMITTEE REPORT	54

ITEM 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014	55

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES	55

OTHER PROPOSALS FOR YOUR CONSIDERATION	56

ITEM 4—PROPOSAL TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME FROM “INTERCONTINENTALEXCHANGE GROUP, INC.” TO “INTERCONTINENTAL EXCHANGE, INC.”	56

ADDITIONAL INFORMATION	57

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	57

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	59

SECTION 16(A) OF THE SECURITIES EXCHANGE ACT BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	60

VOTING INSTRUCTIONS AND FREQUENTLY ASKED QUESTIONS	60

INCORPORATION BY REFERENCE	67

STOCKHOLDERS’ PROPOSALS FOR 2015 ANNUAL MEETING	68

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING	69

EXHIBIT A—FORM OF AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	A-1

EXHIBIT B—CERTAIN DEFINITIONS RELATED TO OUR OWNERSHIP AND VOTING LIMITATIONS	B-1

ii

INTRODUCTION

This Proxy Statement is furnished to the stockholders of IntercontinentalExchange Group, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the 2014 Annual Meeting of Stockholders and at any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at the St. Regis Atlanta, Eighty-Eight West Paces Ferry Road, Atlanta, Georgia 30305 on Friday, May 16, 2014 at 8:30 a.m., local time. The approximate date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is March 31, 2014.

On November 13, 2013, we completed our acquisition of NYSE Euronext. As a result, IntercontinentalExchange, Inc. and NYSE Euronext became direct wholly owned subsidiaries of IntercontinentalExchange Group, Inc. (the “NYSE Euronext Acquisition”). When used in this Proxy Statement, the terms “we,” “us,” “our,” “IntercontinentalExchange Group,” and “ICE” refer to, prior to the NYSE Euronext Acquisition, IntercontinentalExchange, Inc., and, following the completion of the NYSE Euronext Acquisition, IntercontinentalExchange Group, Inc.

EXECUTIVE SUMMARY

This summary highlights certain information contained elsewhere in our Proxy Statement. You should read our entire Proxy Statement carefully before casting your vote.

Matters to be Voted on at our Annual Meeting

	Board Recommendation	Vote Required	For more detail, see page:
1. Election of Directors	FOR each director	Majority of votes cast	4
2. Advisory Resolution to Approve Executive Compensation	FOR	Majority of votes cast	20
3. Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm	FOR	Majority of votes cast	55
4. Amend Our Certificate of Incorporation to Change Our Name	FOR	Majority of shares entitled to vote*	56

*	Abstentions and broker non-votes will have the same effect as voting “AGAINST” the proposal.

Record Date for Voting and Shares Outstanding

We had                                  shares of our common stock, $0.01 par value per share (the “Common Stock”), outstanding as of March 18, 2014, the record date for determining holders of our Common Stock entitled to vote at the Annual Meeting.

Corporate Governance Developments and Highlights

All of our current directors are nominated for re-election to serve for a one-year term expiring at the next annual meeting of stockholders. Our Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, has determined that thirteen of our fourteen director nominees are independent under NYSE listing standards and the governance guidelines and independence policy adopted by our Board of Directors.

Our Board of Directors continues to be led by Mr. Jeffrey C. Sprecher, who serves as Chairman of our Board of Directors, and Mr. Frederic V. Salerno, who has again been elected as lead independent director for 2014. Mr. Salerno has served as the lead independent director of our Board of Directors since 2008. As lead independent director, Mr. Salerno presides at all executive sessions of the non-management directors.

During the past year, there have been several important developments regarding the composition of our Board of Directors and the way our Board of Directors identifies and oversees risks related to our business operations.

•

In connection with NYSE Euronext Acquisition, we expanded the size of our Board of Directors from eleven members to fifteen and appointed Messrs. Sylvain Hefes, Jan-Michiel Hessels, James J. McNulty and Robert G. Scott to our Board of Directors.

•	On October 4, 2013, Senator Judd A. Gregg retired from our Board of Directors to pursue other business interests. Senator Gregg had served as a member of our Board of Directors since May 2011.

¡

As a result of Senator Gregg’s retirement, our Board of Directors currently has a vacancy. The Board of Directors has not nominated a candidate for consideration at the Annual Meeting to fill this vacancy. The Board of Directors believes that the 14 director nominees collectively have the skills and experience to effectively oversee and guide our business.

•	During its meeting on December 13, 2013, our Board of Directors formed the Risk Committee and appointed Mr. Fred W. Hatfield, Dr. Terrence F. Martell and Sir Callum McCarthy as committee members.

¡

The Risk Committee will be responsible for, among other things, assisting our Board of Directors in its oversight of management’s responsibilities in identifying risks inherent in our business, strategy, capital structure and operating plans, and developing processes and policies for monitoring these risks.

¡	The Risk Committee will also be responsible for assisting our Board of Directors and the Audit Committee in overseeing risk management processes within our business.

Highlights of Our 2013 Performance

ICE continued to deliver positive operating results in 2013 as evidenced by the following 2013 performance highlights (financial comparisons include NYSE Euronext results from November 13, 2013, the date ICE completed the NYSE Euronext Acquisition):

•	Eighth consecutive year of record revenue and adjusted earnings;

•	Consolidated revenues, less transaction-based expenses, increased 23% to $1.67 billion;

•	Three-year Total Shareholder Return in excess of 88% (stock price increase from $119.15 on December 31, 2010 to $224.92 on December 31, 2013, plus dividend); and

•	Strategic acquisitions expanded our geographic footprint, broadened markets in financial products and strengthened existing asset classes globally.

Compensation Developments and Highlights

Our named executive officers, or NEOs, for 2013 were Jeffrey C. Sprecher, Chairman of our Board of Directors and our Chief Executive Officer, Charles A. Vice, our President and Chief Operating Officer, Scott A. Hill, our Chief Financial Officer, Paul Swann, President and Managing Director of our subsidiary ICE Clear Europe, and Duncan Niederauer, our President and the Chief Executive Officer of our subsidiary NYSE Group, Inc. We continue to maintain a well-balanced and performance-based executive compensation program, including:

•	More than 80% of NEO targeted compensation delivered through variable compensation programs;

•	More than 50% of NEO targeted compensation delivered through equity compensation programs;

•	Annual cash bonus opportunity and performance-based restricted share units capped at 200% of the established target opportunity;

•	Competitive stock ownership requirements;

•	A compensation clawback policy;

•	Anti-hedging and anti-pledging policy requirements;

•

Change in Control protection requires a “double-trigger” (i.e., there must be a Change in Control and the executive’s employment is terminated) for payment (including equity awards) to be provided; and

•	No Internal Revenue Code Section 280G “golden parachute” excise tax gross-up provisions in employment agreements with our NEOs.

In January 2013, equity awards were once again granted to NEOs in the form of stock options and performance-based restricted stock units. With the exception of an increase in targeted award level to Mr. Swann, 2013 target award levels remained consistent with 2012 levels. In November 2013, upon the NYSE Euronext Acquisition and after reviewing peer information, as well as company and individual performance, base salary levels for Messrs. Hill and Swann were increased. Additionally, in November 2013, a one-time merger-related performance-based restricted stock unit award grant was made to Messrs. Sprecher, Vice, Hill and Swann. As detailed below, this one-time merger related performance-based restricted stock unit award is subject to a minimum EBITDA* threshold and is based on achievement of committed deal related synergies during a 3-year performance period. Shares earned, if any, will vest in full in February 2017. If the performance criteria are not achieved, the shares from this award will be forfeited. In February 2014, annual bonuses for 2013 performance for NEOs were paid at 94% of target for Messrs. Sprecher, Vice, Hill and Swann, and 100% of target for Mr. Niederauer. Additionally, in February 2014, performance achievement for the performance-based restricted stock units granted in January 2013 was calculated at below target levels due to 2013 EBITDA growth falling short of our pre-established goals and payout percentages were adjusted to approximately 77% of target. Each of these items is discussed in more detail in Compensation Matters — Compensation Discussion & Analysis.

We believe that our mix of cash/non-cash and short-term/long-term incentives provides an appropriate balance between our longer-term business objectives and shorter-term retention and competitive needs. We also believe that providing the majority of our NEOs’ compensation in the form of long-term equity awards, when combined with our clawback policy and stock ownership requirements, both of which are described below, has the additional benefit of mitigating incentives to take inappropriate risks.

You should review Compensation Matters — Compensation Discussion & Analysis and Compensation Matters — Executive Compensation below and the compensation-related tables for a complete understanding of our compensation program, including a detailed review of the philosophy, process, considerations, and analysis involved in the determination of executive compensation granted or paid to our NEOs in 2013, excluding Mr. Niederauer. Mr. Niederauer’s compensation for 2013 is described separately, as it was governed by his employment agreement with NYSE Euronext (which was assumed in the NYSE Euronext Acquisition), and, for the portion of 2013 prior to NYSE Euronext Acquisition, provided under NYSE Euronext compensation programs.

*	EBITDA is earnings before interest and other non-operating income and expense, taxes, depreciation and amortization, which is a non-GAAP financial measure, and serves as a performance target for ICE. For information on the calculation of EBITDA, please see Compensation Matters — Compensation Discussion & Analysis — Elements of Compensation below.

CORPORATE GOVERNANCE

ITEM 1 — ELECTION OF DIRECTORS

Board of Directors

Under our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our Board of Directors sets the number of directors who may serve on the Board of Directors through resolutions adopted by at least 75% of the directors then in office. The size of our Board of Directors is currently set at 15 directors and presently consists of 14 directors, with one seat left vacant. All of our current directors are nominated for re-election and all of our directors are elected annually for a one-year term expiring at the next annual meeting of stockholders. Each director will hold office until his or her successor is duly elected and qualified or until the director’s earlier resignation or removal.

All of our directors are elected by majority vote in an uncontested election. A director who fails to receive a majority of “for” votes cast by stockholders entitled to vote will be required to tender his or her resignation to our Board of Directors. Our Nominating and Corporate Governance Committee will then act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by our Board of Directors. Our Board of Directors expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. Our Board of Directors and our Nominating and Corporate Governance Committee may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Nominees for Election as Directors at the 2014 Annual Meeting

On the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the persons named below for election as directors at the Annual Meeting, each to serve for a one-year term expiring at the next annual meeting of stockholders in 2015. All of the nominees currently are members of the Board of Directors. Our Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, has determined that each of our non-employee directors is independent in accordance with the listing standards of the New York Stock Exchange LLC (“NYSE”) and our Board of Directors Governance Guidelines as described below under Corporate Governance — Structure and Role of Our Board — Independent Non-Employee Directors.

Each of the nominees has confirmed that he or she expects to be able to continue to serve as a director until the end of his or her term. If, however, at the time of the Annual Meeting, any of the nominees named below is not available to serve as a director (an event which the Board of Directors does not anticipate), all the proxies granted to vote in favor of such director’s election will be voted for the election of such other person or persons, if any, recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors. Proxies cannot be voted for a greater number of directors than the 14 nominees named in this Proxy Statement. For a discussion of our policy regarding qualification and nomination of director candidates, see Corporate Governance — Structure and Role of Our Board — Nomination of Directors below. Set forth below are the nominees’ names, biographical information, age, summary of qualifications and the year in which each director joined our Board of Directors:

Name	Biographical Information	Age	Director Since
Charles R. Crisp	Mr. Crisp is the retired President and Chief Executive Officer of Coral Energy, a Shell Oil affiliate responsible for wholesale gas and power activities. He served in this position from 1999 until his retirement in October 2000, and was President and Chief Operating Officer from January 1998 through February 1999. Prior to that, he served as President of the power generation group of Houston Industries, he served as President and Chief Operating Officer of Tejas Gas Corporation from 1988 to 1996, he served as a Vice President, Executive Vice President and President at Houston Pipeline Co. from 1985 to 1988, he served as Executive Vice President of Perry Gas Co. Inc. from 1982 to 1985 and he was with Conoco, Inc., where he held various positions in engineering, operations and management from 1969 to 1982. Mr. Crisp serves on the Board of Directors of ICE Futures U.S. and ICE Trade Vault, LLC, our subsidiaries. In addition, he serves as a director of EOG Resources, Inc., AGL Resources, Inc. and Targa Resources, Corp. He holds a B.S. degree in Chemical Engineering from Texas Tech University and completed the Program for Management Development at Harvard Graduate School of Business. In light of Mr. Crisp’s broad knowledge of the energy markets and related businesses, his service on the boards of other public companies and the experience he has gained and contributions he has made during his tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Crisp should be re-elected to our Board.	66	2002

Jean-Marc Forneri	Mr. Forneri is founder and senior partner of Bucephale Finance, a boutique M&A firm specializing in large transactions for French corporations, foreign investors and private equity firms. For the seven years prior to Bucephale’s founding, he headed the investment banking business of Credit Suisse First Boston in Paris. He was Managing Director and Head of Credit Suisse First Boston France S.A., and Vice Chairman, Europe. Prior to that, he was a Partner of Demachy Worms & Cie Finance from 1994 to 1996, where he was in charge of investment banking activities of Group Worms. Mr. Forneri serves on the supervisory board of Euronext N.V., our subsidiary. He is also a director of Safran SA and Balmain SA, and is a member of the Supervisory Board of Grand Port Maritime de Marseille. He holds a B.S. in Political Science from the Ecole Nationale d’Adminstration. In light of his extensive financial services background, merger and acquisition experience and international business experience, as well as the contributions he has made during his tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Forneri should be re-elected to our Board.	54	2002

Name	Biographical Information	Age	Director Since
Fred W. Hatfield	Mr. Hatfield is the founder of Hatfield Advisory Services and Senior Advisor at Patomak Global Partners. Mr. Hatfield serves on the Board of Directors of ICE Futures U.S., where he serves as Chairman of the Board, the Board of Directors of NYSE Regulation Inc. and ICE Swap Trade, LLC and also serves on the Board of Managers of ICE Clear Credit, all of which are our subsidiaries. He served as a member of the Obama Economic Policy Advisory Committee and prior to that, Mr. Hatfield served as a Public Policy Advisor at Patton Boggs, LLP from 2006 to 2007 and he was a Commissioner at the Commodity Futures Trading Commission from 2004 to 2006. Mr. Hatfield served as Chief of Staff to former Senator John Breaux (D-LA) from 1995 to 2004 and former House Majority Whip Tony Coelho (D-CA) from 1980 to 1989. He has over twenty years experience in the areas of energy, private equity/venture capital/hedge funds, and financial services and products. Mr. Hatfield served as Deputy Commissioner General of the U.S. Pavilion at the World’s Fair in Lisbon, Portugal in 1998. He has a B.A. degree from California State University. In light of Mr. Hatfield’s extensive regulatory and legislative background and his experience in the sectors mentioned above, his service on the boards of our subsidiaries and the knowledge and experience he has gained and contributions he has made during his tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Hatfield should be re-elected to our Board.	59	2007

Sylvain Hefes	Mr. Hefes served as a director of NYSE Euronext from April 2007 until its acquisition by ICE in 2013 at which time he joined our Board. He joined NM Rothschild & Sons Ltd. (United Kingdom) in 2005 where he serves as senior advisor. Prior to this time, Mr. Hefes was head of European Wealth Management at The Goldman Sachs Group, Inc. (United States), where he became a partner in 1992 and served as head of the firm’s Paris office and eventually all of the firm’s private banking business in Europe. Mr. Hefes currently serves as a member of the supervisory board of Paris Orléans (France), and as a director of Rothschild Continuation Holdings AG (Switzerland). In light of Mr. Hefes’ senior leadership roles at major banking and financial services organizations throughout Europe, his international perspective and his diverse professional and managerial experience as a senior partner, chairman and director of a number of major organizations, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Hefes should be re-elected to our Board.	61	2013

Name	Biographical Information	Age	Director Since
Jan-Michiel Hessels	Mr. Hessels served as chairman of the board of NYSE Euronext since the merger of Euronext and NYSE Group in 2007. Before that, he was Chairman of the supervisory board of Euronext N.V. and of the Amsterdam Exchange since its creation in 1997 until 2000. He was the Chief Executive Officer of Royal Vendex KBB from 1990 to 2000. Mr. Hessels was a member of the supervisory board of Fortis N.V. (the Netherlands/Belgium) from 2001 to February 2009, Heineken N.V. from 2001 to 2012 and SC Johnson Inc. from 2010 to 2013 and chairman of the board of Royal Philips Electronics N.V. (the Netherlands) from 2008 to 2011. In August 2011, Mr. Hessels was appointed as chairman of the supervisory board of Royal Boskalis Westminster N.V. (the Netherlands). He serves on the supervisory boards of Euronext N.V. and Euronext Amsterdam N.V., our subsidiaries. In addition, he chairs the board of the Netherlands Committee for Economic Policy Analysis and serves as a special advisor to General Atlantic. In light of Mr. Hessels’ significant experience as a leader of NYSE Euronext and its predecessor, diverse professional experience as a chairman and director of a number of international public corporations, managerial experience as a chief executive officer, considerable international business experience and accomplishments in the fields of finance and economics, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Hessels should be re-elected to our Board.	71	2013

Terrence F. Martell, Ph.D	Dr. Martell is the Director of the Weissman Center for International Business at Baruch College/CUNY, where he is also the Saxe Distinguished Professor of Finance. As Director of the Weissman Center for International Business, Dr. Martell oversees a myriad of international programs and projects. His particular area of expertise is international commodity markets and he teaches and conducts research in this area. Dr. Martell is also a Director and Member of the Audit Committee for VVC Exploration Corporation. Dr. Martell also serves as the Vice Chairman of the Board of Directors of ICE Futures U.S. and the Chairman of the Board of Directors of ICE Clear U.S., and serves on the Board of Managers of ICE Clear Credit, all of which are our subsidiaries. Prior to joining Baruch College in 1988, Dr. Martell was Senior Vice President of the Commodity Exchange, Inc. in New York City. Dr. Martell is currently a board member of the Manhattan Chamber of Commerce and is a member of the Executive Committee of the Chamber. Dr. Martell also is a member of the New York City District Export Council of the U.S. Department of Commerce. He has a B.A. in Economics from Iona College and a PhD in Finance from Pennsylvania State University. In light of Dr. Martell’s extensive knowledge of trading markets and his experience in the sectors mentioned above, his service on the boards of our subsidiaries and the knowledge and experience he has gained and contributions he has made during his tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Dr. Martell should be re-elected to our Board.	68	2007

Name	Biographical Information	Age	Director Since
Sir Callum McCarthy	Sir Callum McCarthy is the former Chairman of the United Kingdom Financial Services Authority (the “FSA”), a role he held from September 2003 until September 2008. Before his post at the FSA, he was Chairman and Chief Executive of Ofgem, the economic regulator of the gas and electricity industries in the United Kingdom, from 1998 to 2003. Prior to Ofgem, he held numerous senior level positions in the financial services industry from 1985 to 1998, including Barclays Bank (North America and Japan), Barclays de Zoete Wedd (BZW) and Kleinwort Benson. He also held various posts in the United Kingdom Department of Trade and Industry from 1972 to 1985. He also serves on the Boards of Directors of LIFFE Administration and Management, ICE Futures Europe and ICE Trade Vault Europe Limited, all of which are our subsidiaries. He joined the Board of Directors of a United Kingdom bank, One Savings Bank, in February 2011. In December 2009, he joined the Board of Directors of Industrial & Commercial Bank of China and in January 2011, he was appointed Chairman of Castle Trust Capital. He is a Trustee of the IFRS Foundation and a Trustee of the University of Oxford Saïd Business School. He holds a Master of Science from the Stanford University Graduate School of Business, where he was a Sloan fellow, a Master of Arts in History from Merton College at Oxford University and a Doctorate in Economics from Stirling University. In light of Sir Callum McCarthy’s extensive regulatory background, his service on the boards of our subsidiaries, and his international experience in the financial services sector, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that he should be re-elected to our Board.	70	2009

James J. McNulty	Mr. McNulty served as a director of NYSE Euronext and its predecessors from December 2005 until its acquisition by ICE at which time he joined our Board. Mr. McNulty retired from the Chicago Mercantile Exchange where he served as President and Chief Executive Officer from February 2000 to December 2003 and of Chicago Mercantile Exchange Holdings Inc. from August 2001 to December 2003. He also served on both entities’ Boards of Directors during that period. Prior to joining the Chicago Mercantile Exchange, he served as managing director and co-head of the Corporate Analysis and Structuring Team in the Corporate Finance Division at Warburg Dillon Read, an investment banking firm now known as UBS Warburg and as General Partner with O’Connor & Associates. Mr. McNulty served as the senior independent director of ICAP plc until his retirement in September 2010. He currently serves on the advisory board of Marvin & Palmer Associates. In light of Mr. McNulty’s significant experience as a leader of NYSE Euronext and its predecessor organizations as well as his leadership roles with other organizations that operate exchanges, his managerial experience as a chief executive officer and a director and his extensive experience as an investment banker with a global financial services firm, our Board, based on the recommendation of the Nominating and Corporate Governance Committee, has determined Mr. McNulty should be re-elected to our Board.	62	2013

Name	Biographical Information	Age	Director Since
Sir Robert Reid	Sir Robert Reid was the Deputy Governor of the Halifax Bank of Scotland from 1997 until 2004. He has served as the Chairman of the boards of directors of ICE Futures Europe since 1999 and ICE Clear Europe since 2008, each of which is our subsidiary. He spent much of his career at Shell International Petroleum Company Limited, and served as Chairman and Chief Executive of Shell U.K. Limited from 1985 until 1990. He has served on the boards of directors of Benalla Limited since 2004, Diligenta Limited since 2005, Jubilant Energy NV since 2007 and EEA Helicopter Operations B.V. since 2008. In light of his broad knowledge of, and extensive experience in, the energy markets and related international businesses, his service on the boards of our subsidiary companies and other companies and the knowledge and experience he has gained and contributions he has made during his tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Sir Robert Reid should be re-elected to our Board.	79	2001

Frederic V. Salerno	Mr. Salerno is the former Vice Chairman of Verizon Communications, Inc. Before the merger of Bell Atlantic and GTE, Mr. Salerno was Senior Executive Vice President, Chief Financial Officer and served in the Office of the Chairman of Bell Atlantic from 1997 to 2001. Prior to joining Bell Atlantic, he served as Executive Vice President and Chief Operating Officer of New England Telephone from 1985 to 1987, President and Chief Executive Officer of New York Telephone from 1987 to 1991 and Vice Chairman — Finance and Business Development at NYNEX from 1991 to 1997. Since 2013, Mr. Salerno serves on the boards of multiple NYSE Euronext U.S. regulated subsidiaries, all of which are our subsidiaries. He served on the boards of directors of National Fuel Gas Company from 2008 to 2013 and Popular, Inc. from 2003 to 2011. He has served on the boards of directors of Viacom, Inc. since 1996, Akamai Technologies, Inc. since 2002 and CBS Corporation since 2007. He has a B.S. in Engineering from Manhattan College and an MBA from Adelphi University. In light of Mr. Salerno’s broad knowledge of financial markets and his business acumen, his service on the Board of our subsidiaries, and other public companies, and the knowledge and experience he has gained and contributions he has made during his tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Salerno should be re-elected to our Board.	70	2002

Name	Biographical Information	Age	Director Since
Robert G. Scott	Mr. Scott has served as a director of NYSE Euronext from February 2010 until its acquisition by ICE at which time he joined our Board. Mr. Scott was President, Chief Operating Officer and a director of Morgan Stanley until December 2003 and continues as an advisory director of the company. Mr. Scott was named Chief Financial Officer of Morgan Stanley Dean Witter at the time of the merger between Morgan Stanley and Dean Witter and became President and Chief Operating Officer in 2001. Mr. Scott joined Morgan Stanley in 1970 and became a managing director in 1979. Prior to the merger, Mr. Scott held a number of positions with worldwide responsibility, including director of investment banking from 1994 to 1996, director of corporate finance from 1992 to 1994 and director of capital market services from 1985 to 1992. Mr. Scott is a trustee of Williams College and a former member of the advisory council of the Stanford University Graduate School of Business. Mr. Scott is currently non-executive Chairman of the Board of Directors of Genpact, a publicly traded business process outsourcing company located in India, and a member of the board of trustees of New York Presbyterian Hospital. Mr. Scott is a trustee of the Naples Children and Educational Foundation. Mr. Scott also serves on the boards of multiple NYSE Euronext U.S. regulated subsidiaries, all of which are our subsidiaries. In light of Mr. Scott’s diverse professional experience as a president, chief operating officer and chief financial officer of a global financial services firm, his leadership roles as a director of one of NYSE Euronext’s predecessor organizations and as a director of a major international public company, his distinguished contributions to academia and his dedication to public service, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Scott should be re-elected to our Board.	68	2013

Jeffrey C. Sprecher	Mr. Sprecher has been a director and our Chief Executive Officer since our inception and has served as Chairman of our Board of Directors since November 2002. As our Chief Executive Officer, he is responsible for our strategic direction, operational and financial performance. Mr. Sprecher acquired CPEX, our predecessor company, in 1997. Prior to acquiring CPEX, Mr. Sprecher held a number of positions, including President, over a fourteen-year period with Western Power Group, Inc., a developer, owner and operator of large central-station power plants. While with Western Power, he was responsible for a number of significant financings. He is a member of the Energy Security Leadership Council. Mr. Sprecher holds a B.S. degree in Chemical Engineering from the University of Wisconsin and an MBA from Pepperdine University. In light of Mr. Sprecher’s in-depth knowledge of global markets, his guidance of ICE as Chief Executive Officer since he founded the company, and his successful execution of key strategic initiatives to grow the company, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Sprecher should be re-elected to our Board.	59	2001

Name	Biographical Information	Age	Director Since
Judith A. Sprieser	Ms. Sprieser was the Chief Executive Officer of Transora, Inc., a technology software and services company until March 2005. Prior to founding Transora in 2000, she was Executive Vice President of Sara Lee Corporation, having previously served as Sara Lee’s Chief Financial Officer. Ms. Sprieser also serves on the Board of Managers of ICE Clear Credit, our subsidiary. Ms. Sprieser has been a member of the boards of directors of Allstate Insurance Company since 1999, Reckitt Benckiser, plc since 2003, Royal Ahold N.V. since 2006 (she was named as Vice Chairperson in 2014) and Experian plc since 2010. Ms. Sprieser is a member of the National Association of Corporate Directors Committee for Audit Committee Chairs. She has a B.A. degree and an MBA from Northwestern University. In light of her financial expertise and her business acumen, and her service as a director for other public companies and the knowledge and experience she has gained and contributions she has made during her tenure as a director of ICE, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Ms. Sprieser should be re-elected to our Board.	60	2004

Vincent Tese	Mr. Tese currently serves as Chairman of Bond Street Holdings, LLC and Chairman of Florida Community Bank. Since 2009, Mr. Tese also serves as Chairman of the Board of ICE Clear Credit and since 2013, serves on the boards of multiple NYSE Euronext U.S. regulated subsidiaries, all of which are our subsidiaries. Previously, he served as New York State Superintendent of Banks from 1983 to 1985, Chairman and Chief Executive Officer of the New York Urban Development Corporation from 1985 to 1994, Director of Economic Development for New York State from 1987 to 1994, and Commissioner and Vice Chairman of the Port Authority of New York and New Jersey from 1991 to 1995. He also served as a Partner in the law firm of Tese & Tese from 1973 to 1977. He was a Partner in the Sinclair Group, a commodities company, from 1977 to 1982 and was co-founder of Cross Country Cable TV. Mr. Tese served as a member of the Board of Directors of Wireless Cable International, Inc. from 1995 to 2011 and currently serves as a member of the boards of directors of Bond Street Holdings, LLC, Cablevision Systems Corporation, Madison Square Garden, Inc. and Mack-Cali Realty Corporation and serves as a trustee of New York University School of Law and New York Presbyterian Hospital. He has a B.A. degree in accounting from Pace University, a J.D. degree from Brooklyn Law School and an LLM degree in taxation from New York University School of Law. In light of Mr. Tese’s broad knowledge of trading and financial markets, his legal and business acumen, as well as his board service for our subsidiaries and other public companies, and the knowledge and experience he has gained and contributions he has made during his tenure as a director, our Board, based upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Tese should be re-elected to our Board.	71	2004

Based on the foregoing qualifications, our Nominating and Corporate Governance Committee believes that the 14 director nominees collectively have the skills and experience to effectively oversee and guide our business. Each nominee has the integrity, business judgment, collegiality and commitment that are among the essential characteristics for membership on our Board of Directors. They also bring highly developed skills in, among other areas, finance, investing, accounting, financial market regulation, public policy, business operations, organizational management and leadership. In addition, members of our Board have had a great diversity of experiences and bring to our Board a wide variety of views that strengthen their ability to guide ICE. They have had extensive involvement in international business and deep professional experience across a broad range of industries and in the energy and derivatives markets in particular. Most have lengthy direct experience in the oversight of public companies through their service on our Board and those of other public companies, as well as their current and past senior executive positions.

Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE TO THE BOARD.

STRUCTURE AND ROLE OF OUR BOARD

Meetings and Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the full Board of Directors and through committees of the Board of Directors, consisting of an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. The current members of the committees are identified in the table below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Committee
Charles R. Crisp	X	X
Jean-Marc Forneri			X
Fred W. Hatfield			X	X
Sylvain Hefes
Jan-Michiel Hessels
Terrence F. Martell, Ph.D	X			X(Chair)
Sir Callum McCarthy		X		X
James J. McNulty
Sir Robert Reid		X	X
Frederic V. Salerno			X(Chair)
Robert G. Scott
Jeffrey C. Sprecher
Judith A. Sprieser	X(Chair)		X
Vincent Tese		X(Chair)

In 2013, our Board of Directors held ten meetings, the Audit Committee held seven meetings, the Compensation Committee held seven meetings and the Nominating and Corporate Governance Committee held four meetings. During its meeting on December 13, 2014, the Board of Directors formed the Risk Committee and appointed Mr. Hatfield, Dr. Martell and Sir Callum McCarthy as committee members. The Risk Committee held its first meeting in February 2014. In addition, our non-management directors met periodically in executive session without management participation, as required by NYSE listing standards. Mr. Salerno has been appointed by the Board of Directors as the non-management lead independent director presiding at these meetings. On October 4, 2013, Senator Judd A. Gregg retired from the Board of Directors to pursue other business interests. On November 13, 2013, in connection with the NYSE Euronext Acquisition, Sylvan Hefes, Jan-Michiel Hessels, James J. McNulty and Robert G. Scott joined the Board of Directors. There is currently one vacancy on the Board of Directors, which the Board may, in its discretion, fill in the future.

As a matter of Board policy, it is expected that each director will be available to attend substantially all of the meetings of the Board of Directors and any committees on which the director serves. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of which he or she is a member. As a matter of policy, it is expected that each director and nominee will attend annual meetings of stockholders. We currently expect that all of our directors and nominees will attend the Annual Meeting this year. All members of our Board of Directors who were directors at the time of last year’s meeting attended last year’s annual meeting.

Each year, the members of the Board of Directors and each committee conduct a confidential oral assessment of their performance with a member of our legal department. The results of the oral assessment are then summarized and communicated back to the appropriate committee chairpersons and members of the Board of Directors. As part of the evaluation process, each committee reviews its charter.

Audit Committee

The Audit Committee is comprised solely of directors who meet the independence requirements of the NYSE and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are financially literate, as required by NYSE rules. At least one member of the Audit Committee qualifies as an audit committee financial expert, as defined by the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to:

•	the quality and integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our system of internal controls regarding finance, accounting and legal compliance;

•	the independence, qualification and performance of our independent auditors;

•	the performance of our internal audit function; and

•	our auditing, accounting and financial reporting processes.

The Audit Committee is governed by a written Audit Committee Charter, which has been approved by our Board of Directors. The charter is available on our website at www.theice.com. We will also provide a printed copy of the charter to stockholders upon request.

The current members of the Audit Committee are Ms. Sprieser (Chairperson), Mr. Crisp and Dr. Martell. The Board of Directors has determined that Ms. Sprieser and Dr. Martell are both Audit Committee financial experts.

Compensation Committee

The Compensation Committee is comprised solely of directors who meet NYSE independence requirements, meet the requirements for a “Non-employee Director” under the Exchange Act, and meet the requirements for an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee:

•	reviews and approves corporate goals and objectives relevant to the compensation of our executive officers, including our Chief Executive Officer;

•	evaluates our Chief Executive Officer’s performance and sets his compensation based on this evaluation;

•	approves, in consultation with our Chief Executive Officer, the compensation of our officers who are appointed by our Board of Directors;

•	reviews and approves option grants, bonus payments and stock awards to our officers;

•	exercises general oversight of our benefit plans and evaluates any proposed new retirement or benefit plans; and

•	reviews and approves severance or similar termination payments to former officers.

The Compensation Committee is governed by a written Compensation Committee Charter approved by our Board of Directors. The charter is available on our website at www.theice.com. We will also provide a printed copy of the charter to stockholders upon request.

The current members of the Compensation Committee are Mr. Tese (Chairperson), Mr. Crisp, Sir Callum McCarthy and Sir Robert Reid.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised solely of directors who meet NYSE independence requirements. The Nominating and Corporate Governance Committee assists the Board of Directors in:

•	identifying and attracting highly qualified individuals to serve as directors and establishing criteria for selecting new board members;

•	evaluating and recommending director nominees for the next annual meeting of stockholders;

•	developing and maintaining a set of corporate governance guidelines;

•	reviewing and approving any related-party transactions;

•	devising a code of business conduct and ethics for directors, officers and employees; and

•	monitoring the Board of Directors’ independence.

The Nominating and Corporate Governance Committee is governed by a written Nominating and Corporate Governance Committee Charter approved by our Board of Directors. The charter is available on our website at www.theice.com. We will also provide a printed copy of the charter to stockholders upon request.

The current members of the Nominating and Corporate Governance Committee are Mr. Salerno (Chairperson), Ms. Sprieser and Messrs. Hatfield, Forneri and Sir Robert Reid.

Risk Committee

The Risk Committee, which held its first meeting in February 2014, is comprised solely of directors who meet NYSE independence requirements. The Risk Committee assists the Board of Directors in fulfilling its oversight of management’s responsibility for ICE’s risk structure and governance in:

•	identifying risks inherent in ICE’s business, strategy, capital structure, and operating plans;

•	developing processes, guidelines, policies and reports for monitoring risks; and

•	organizing and performing ICE’s enterprise risk management function.

In addition, the Risk Committee assists the Audit Committee in fulfilling its responsibility to assist the Board of Directors in the oversight of risk assessment and risk management processes.

The Risk Committee is governed by a written Risk Committee Charter approved by our Board of Directors. The charter is available on our website at www.theice.com. We will also provide a printed copy of the charter to stockholders upon request.

The current members of the Risk Committee are Dr. Martell (Chairperson), Sir Callum McCarthy and Mr. Hatfield.

Independent Non-Employee Directors

The IntercontinentalExchange Group, Inc. Board of Directors Governance Guidelines (the “Governance Guidelines”) were adopted by our Board of Directors. Our Amended and Restated Bylaws and Governance Guidelines, which are described below, provide that a majority of our directors must be “independent directors” and specify independence standards consistent with NYSE listing standards. Assuming the election of the nominees to the Board of Directors, all of our directors holding office, with the exception of Mr. Sprecher, will be independent directors. Our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that each non-management director and nominee is independent in accordance with NYSE listing standards, our Amended and Restated Bylaws, our Independence Policy of the Board of Directors of IntercontinentalExchange Group, Inc. (the “Independence Policy”) and our Governance Guidelines, and does not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors.

In making its independence determinations, our Board of Directors and the Nominating and Corporate Governance Committee considered transactions, if any, between each non-employee director and ICE and determined that there are no transactions that give rise to any independence issues.

Requirements for Directors

Our Amended and Restated Certificate of Incorporation provides that no person who is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) or who has been determined by any European regulator specified in our Amended and Restated Bylaws to be in violation of specified laws or regulations requiring such person to act fairly, honestly and professionally may be permitted to serve as a director on our Board of Directors.

Nomination of Directors

Our Board of Directors is responsible for approving candidates for board membership and has delegated the screening and recruitment process to the Nominating and Corporate Governance Committee. In furtherance of this process, our Nominating and Corporate Governance Committee and Board of Directors has adopted the Independence and the Nominating and Corporate Governance Committee Charter. The Independence Policy and the Nominating and Corporate Governance Committee Charter do not set specific, minimum qualifications that nominees must meet, but rather specify that each nominee should be evaluated on his or her individual merit taking into account the factors described below.

The Nominating and Corporate Governance Committee seeks to create a Board of Directors that consists of a diverse group of qualified individuals that function effectively as a group. Qualified candidates for director are those who, in the judgment of the Nominating and Corporate Governance Committee, possess strong personal attributes and relevant business experience to assure effective service on our Board of Directors. Personal attributes considered by the Nominating and Corporate Governance Committee when evaluating a board candidate include leadership, integrity, ethics, contributing nature, independence, interpersonal skills and effectiveness. Experience and qualifications considered by the Nominating and Corporate Governance Committee when evaluating a board candidate include financial acumen, general business experience, industry knowledge, diversity of viewpoints, special business experience and expertise in an area relevant to ICE. When the Nominating and Corporate Governance Committee reviews a potential new candidate, the Nominating and Corporate Governance Committee looks specifically at the candidate’s qualifications in light of the needs of our Board of Directors and ICE at that time given the then current make-up of our Board of Directors.

We believe that ICE benefits from having directors with a diversity of viewpoints, backgrounds, experiences, skill sets and other demographics. As noted above, one of the factors that the Nominating and

Corporate Governance Committee considers in identifying and evaluating a potential nominee is the extent to which the nominee would add to the diversity of our Board, and the Nominating and Corporate Governance Committee assesses the composition of our Board and how a nominee would enhance that diversity.

The Nominating and Corporate Governance Committee uses a variety of methods to identify and evaluate nominees for director. The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected. In particular, one vacancy now exists on the Board of Directors, which the Board, in consultation with the Nominating and Corporate Governance Committee, may fill in its discretion. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee will seek to identify director candidates, subject to the restrictions described below, based on input provided by a number of sources, including: (i) Nominating and Corporate Governance Committee members; (ii) other directors; (iii) management; and (iv) our stockholders. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.

Once director candidates have been identified, the Nominating and Corporate Governance Committee will evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Nominating and Corporate Governance Committee deems necessary or appropriate, including those set forth above. Qualified prospective candidates will be interviewed by our Chairman and Chief Executive Officer and at least one member of the Nominating and Corporate Governance Committee. The full Board of Directors will be kept informed of the candidate’s progress. Using input from such interviews and other information obtained by it, the Nominating and Corporate Governance Committee will evaluate whether a prospective candidate is qualified to serve as a director and, if so qualified, will seek the approval of the full Board of Directors for the nomination of the candidate or the election of such candidate to fill a vacancy on the Board of Directors.

Existing directors who are being considered for re-nomination will be re-evaluated by the Nominating and Corporate Governance Committee based on each director’s satisfaction of the qualifications described above and his or her prior performance as a director. All candidates submitted by stockholders will be evaluated in the same manner as candidates recommended from other sources, provided that the procedures set forth below under Corporate Governance — Structure and Role of Our Board — Stockholder Recommendations for Director Candidates have been followed.

Additionally, our Board of Directors shall nominate for election or re-election as directors only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as a director, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they stand for re-election and (ii) acceptance by our Board of Directors of such resignation. Our Board of Directors shall fill director vacancies and newly created directorships only with candidates who agree to tender promptly following their appointment to the Board of Directors the same form of resignation tendered by other directors in accordance with the Governance Guidelines promulgated by our Board of Directors.

As a condition to the NYSE Euronext Acquisition, the Euronext College of Regulators approved all of the current members of our Board of Directors, all of whom are nominated for re-election at the Annual Meeting, and designated two directors (Sylvain Hefes and Jan-Michiel Hessels) as representatives of the Euronext markets. The Euronext College of Regulators consists of national securities and market regulators of the five European countries where we operate exchanges, acting pursuant to a memorandum of understanding governing the cash equity and derivatives markets and their respective operators. The members of the Euronext College of Regulators adopt a coordinated approach to the exercise of their respective national rules, regulations and supervisory practices regarding listing requirements, prospectus disclosure requirements, ongoing obligations of listed companies, takeover bid rules and disclosure of large shareholdings. We have certain continuing obligations resulting from the NYSE Euronext Acquisition, including certain limitations and conditions on our ability to nominate a new member to our Board of Directors. First, if we need to replace one of the two directors designated as representatives of the European markets due to his resignation, removal or failure to be re-nominated, his replacement must be a member of the existing Euronext N.V. supervisory board (Euronext N.V. is the holding company of the Euronext sub-group, which comprises, inter alia, the European market subsidiaries as defined in the definitions included in Exhibit B to this Proxy Statement) or pre-approved as being a Euronext market representative by the Euronext College of Regulators. Second, future proposed appointments to our Board of Directors must be submitted to the Euronext College of Regulators for its “non-objection”, which will require that the nominee pass any “fit and proper” test under applicable European laws and regulations. These commitments will terminate when we no longer control Euronext N.V., as confirmed in writing by our independent registered public accountants based on its determination that we would not be deemed to control Euronext N.V. under International Financial Reporting Standard 10 as in effect on January 1, 2014. We must also publicly disclose that we no longer control Euronext N.V. If the previously announced proposed initial public offering of Euronext N.V. is consummated, we may cease to control Euronext N.V. in 2014.

All of the current nominees for director recommended for election by the stockholders at the 2014 Annual Meeting are current members of the Board of Directors. Based on the Nominating and Corporate Governance Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and their past performance as directors, the Nominating and Corporate Governance Committee has decided to recommend the nominees for re-election and the Board of Directors has approved such recommendation. For the reasons specified in the biography of each director identified above under Corporate Governance — Item 1-Election of Directors — Nominees for Election as Directors at the 2014 Annual Meeting, our Board has concluded that each director nominee should be re-elected to our Board of Directors. The Nominating and Corporate Governance Committee has not received any nominations from stockholders for the 2014 Annual Meeting.

Board Leadership Structure

Our Board of Directors Governance Guidelines provide for the role of the Chairman of the Board and Chief Executive Officer to be combined, a lead independent director, and strong active independent directors. Under our Amended and Restated Bylaws, the Chairman of the Board presides over meetings of the Board of Directors, presides over meetings of stockholders, consults and advises the Board of Directors and its committees on our business and affairs, and performs such other duties as may be assigned by the Board. The Chairman of the Board, in consultation with the lead independent director, establishes the agenda for Board of Director meetings and facilitates constructive and useful communication between management and the Board of Directors. Our independent directors have elected Mr. Salerno as the lead independent director for 2014, a position he has held since 2008. As lead independent director, Mr. Salerno presides at all executive sessions of the non-management directors.

Our Chief Executive Officer is in general charge of our business affairs, subject to the overall direction and supervision of the Board of Directors and its Committees and subject to such powers as reserved by the Board. Mr. Sprecher serves as both Chairman of the Board and Chief Executive Officer, and he is the only member of our management team that serves on the Board of Directors. Our Board believes that this leadership structure — a combined Chairman of the Board and Chief Executive Officer, a lead independent director, active and strong non-employee directors, and Committees led and comprised of independent directors — is the most effective structure for us at this time.

Our Board believes that the Chief Executive Officer is in the best position to most effectively serve as the Chairman of the Board for many reasons as he is closest to many facets of our business, including his frequent contact with our customers, regulators and stockholders. In addition, his direct involvement in the strategic and day-to-day management of our business ensures timely communication with the Board on critical business matters, which is important given the complexity and global nature of our business. Further, much of our business is conducted through our operating subsidiaries, which are overseen by their own board of directors on which Mr. Sprecher serves. Serving in multiple roles allows Mr. Sprecher to be a single point of contact to communicate effectively strategic goals, key issues and topics of importance to our Board of Directors. The Board of Directors believes this structure has functioned well, produced strong operating results, and effectively balances a highly capable management team with appropriate safeguards and oversight by non-employee directors.

Board Oversight of Risk

Our Board of Directors is responsible for overseeing ICE’s risk management process, which includes management of general risks as well as particular risks facing our business. With the assistance of our Audit and

Risk Committees, the Board oversees that our assets are properly safeguarded, that appropriate financial and other controls are maintained, and that our business is conducted prudently and in compliance with applicable laws and regulations and our corporate governance guidelines. In this regard, our Board of Directors seeks to understand and oversee critical business risks and does not view the risks facing our business in isolation. While risks are considered in business decision-making and as part of our overall business strategy, the Board of Directors recognizes that it is neither possible nor prudent to eliminate all business risk. Our Board of Directors believes that purposeful and appropriate risk-taking is essential for our business to be competitive on a global basis, to continue to grow and diversify, and to achieve our overall business objectives.

While the Board oversees risk management, our management is charged with managing risk. We have adopted internal processes and internal controls to identify and manage operational and financial risks. The Board, the Audit Committee and the Risk Committee monitor and evaluate the effectiveness of the internal controls and the risk management program and management communicates routinely with the Audit Committee and the Risk Committee on the risks identified and how they are being managed.

Directors may, and often do, communicate directly with senior management on any areas of our business for which they would like additional information.

Board of Directors Governance Guidelines

We have adopted Governance Guidelines that guide the Board of Directors on matters of corporate governance, including:

•	composition of the Board of Directors;

•	duties and responsibilities of the Board of Directors;

•	committees of the Board of Directors;

•	leadership, functioning and evaluation of the Board of Directors;

•	director independence, orientation, compensation, education and access to management;

•	access to independent advisors by our Board of Directors;

•	number of public company boards that our directors can serve; and

•	director compliance with the Code of Business Conduct and Ethics.

The Governance Guidelines also provide that non-management directors meet in executive session without the participation of management at all regularly scheduled meetings of the Board of Directors as deemed necessary and at any other time as necessary to fulfill the Board of Directors’ responsibilities. In addition, the Governance Guidelines also state that if all non-management directors are not independent directors, then the independent directors will meet at least once annually. Our Governance Guidelines require that our directors limit their other directorships of public companies to five. Further, our Governance Guidelines require that employee directors tender their resignation from the Board of Directors coincident with their termination, resignation or retirement as employees.

A copy of the Governance Guidelines is available on our website at www.theice.com. We will provide a printed copy of the Governance Guidelines to stockholders upon request.

Stockholder Recommendations for Director Candidates

The Nominating and Corporate Governance Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. A stockholder wishing to nominate a candidate for election to the Board of Directors at an annual meeting is required to give written notice to our Secretary of his or her intention to make a nomination. Pursuant to our Amended and Restated Bylaws, the notice of nomination must be received not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, the stockholder notice must be given by the later of the close of business on the date 90 days prior to such annual meeting date or the close of business on the tenth day following the date on which the annual meeting is publicly announced or disclosed. Please see Additional Information — Stockholders’ Proposals for 2015 Annual Meeting below for additional information.

To recommend a nominee, a stockholder should write to Corporate Secretary, c/o IntercontinentalExchange Group, Inc., 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328. Any such recommendation must include:

•	a statement in writing setting forth the name of the person or persons to be nominated;

•	the number and class of all shares of each class of our stock owned of record and beneficially by each such person, as reported to such stockholder by such person;

•	the information regarding each such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC, as amended from time to time;

•	each such person’s signed consent to serve as a director if elected;

•

a statement whether such person, if elected, intends to tender promptly following such person’s election or re-election, an irrevocable resignation effective upon their failure to receive the required vote for re-election at the next meeting for their re-election;

•	such stockholder’s name and address;

•	the number and class of all shares of each class of stock of ICE owned of record and beneficially by such stockholder;

•	in the case of a nominee holder, evidence establishing such nominee holder’s indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting; and

•

information disclosing all ownership interests in ICE, including derivatives, hedged positions and other economic and voting interests, as specified in items (vi) through (xiii) under Additional Information — Stockholders’ Proposals for 2015 Annual Meeting, below.

Code of Business Conduct and Ethics and Insider Trading Policy

We have adopted the Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and applies to our Chief Executive Officer, Chief Financial Officer (who is our Principal Financial Officer) and our Principal Accounting Officer, as well as all other employees, as indicated above. The Code of Business Conduct and Ethics also meets the requirements of a code of conduct under NYSE listing standards. The Code of Business Conduct and Ethics, which includes our Whistleblower Policy, is available on our website at www.theice.com. We will provide a printed copy of the Code of Business Conduct and Ethics to stockholders upon request.

In addition, we have adopted an Insider Trading Policy that applies to all employees and directors that prohibits, among other things, entering hedging transactions relating to our stock. Specifically, employees and directors are prohibited from (i) engaging in short sales and buying or selling puts or calls or any derivative securities of our stock and (ii) holding our stock in a margin account or pledging our stock as collateral for a loan.

Communications with the Board of Directors

We have established a process for interested parties to communicate with members of the Board of Directors. If you have any concern, question or complaint regarding any accounting, auditing or internal controls matter, or any issues arising under our Code of Business Conduct and Ethics, or other matters that you wish to communicate to our Board of Directors or non-management directors, send these matters in writing to:

Corporate Secretary

IntercontinentalExchange Group, Inc.

2100 RiverEdge Parkway

Suite 500

Atlanta, GA 30328

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party. Communications are distributed to the Board of Directors, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. Information about our Board of Directors communications policy can be found on our website at www.theice.com under the links “About ICE—Investors & Media—Corporate Governance—Board Communication Policy.”

COMPENSATION MATTERS

ITEM 2 — ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking stockholders to approve an advisory resolution on ICE’s executive compensation as reported in this Proxy Statement. As this is an advisory vote, the result will not be binding, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices.

We urge stockholders to read Compensation Matters — Compensation Discussion & Analysis below, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative below which provide detailed information on the compensation of our NEOs. Our Board of Directors and Compensation Committee believe that the policies and procedures articulated in Compensation Matters — Compensation Discussion & Analysis are effective in achieving our goals and that the compensation of our NEOs reported in this Proxy Statement has supported and contributed to ICE’s success.

We are asking stockholders to approve the following advisory resolution at the 2014 Annual Meeting:

RESOLVED, that the holders of Common Stock approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion & Analysis”, the compensation tables and related disclosure.

Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION OF OUR NEOS.

COMPENSATION DISCUSSION & ANALYSIS

Introduction

Our Compensation Committee is responsible for designing, administering and implementing our executive compensation programs. The Compensation Committee is composed of four directors, including Sir Callum McCarthy, who joined the Compensation Committee at the March 1, 2013 meeting of our Board of Directors. Each of the four directors is a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as defined pursuant to Section 162(m) of the Code. The Compensation Committee determines the type and level of compensation for executive officers (generally defined as Section 16 officers under the Exchange Act, but the Compensation Committee has historically included all corporate officers under this definition), reviews the performance of the Chief Executive Officer, and oversees the administration of ICE’s Executive Bonus Plan, ICE’s broad-based employee annual bonus plan and all of ICE’s equity compensation plans. The Compensation Committee Charter, which is periodically reviewed and revised by the Compensation Committee and the Board of Directors, outlines the specific responsibilities of the Compensation Committee.

In this section, we discuss certain aspects of our compensation program as it relates to our principal executive officer (Jeffrey C. Sprecher, Chairman and Chief Executive Officer), our principal financial officer (Scott A. Hill, Chief Financial Officer), and our three other most highly-compensated executive officers in 2013 (Charles A. Vice, President and Chief Operating Officer; Paul Swann, President and Managing Director of ICE Clear Europe; and Duncan Niederauer, President of ICE and the Chief Executive Officer of NYSE). These individuals are collectively referred to as our “Named Executive Officers” or “NEOs.” In connection with the NYSE Euronext Acquisition, Mr. Niederauer, the former Chief Executive Officer of NYSE Euronext, joined IntercontinentalExchange Group, Inc. as President and Chief Executive Officer of NYSE Group, Inc. Prior to the NYSE Euronext Acquisition, Messrs. Sprecher, Hill, Vice and Swann were executive officers of IntercontinentalExchange, Inc. The IntercontinentalExchange Group, Inc. Compensation Committee is composed of the same individuals who composed the Compensation Committee of IntercontinentalExchange, Inc., and was responsible for decisions related to the compensation of Messrs. Sprecher, Hill, Vice and Swann for the portion of 2013 prior to the NYSE Euronext Acquisition, and for decisions related to the compensation of all five NEOs for the portion of 2013 following the NYSE Euronext Acquisition. The former NYSE Euronext compensation committee was responsible for Mr. Niederauer’s compensation for the portion of 2013 prior to the NYSE Euronext Acquisition.

ICE continued to deliver solid operating results in 2013 as evidenced by the following 2013 performance highlights compared to our 2012 results:

•	Eighth consecutive year of record revenue and adjusted earnings;

•	Consolidated revenues, less transaction-based expenses, increased 23% to $1.67 billion;

•	Three-year Total Shareholder Return in excess of 88% (stock price increase from $119.15 on December 31, 2010 to $224.92 on December 31, 2013, plus dividend); and

•	Strategic acquisitions expanded our geographic footprint, broadened markets in financial products and strengthened existing asset classes globally.

2013 Advisory Vote Results

At our 2013 Annual Meeting of Stockholders held on May 17, 2013, approximately 99% of stockholders voted to approve the non-binding advisory vote on executive compensation. The Compensation Committee believes this level of stockholder support reflects a strong endorsement of our compensation policies and philosophy and, consistent with our stockholder support, maintained an approach to executive compensation in 2013 that was materially consistent with our 2012 compensation program. The Compensation Committee will continue to consider the outcome of our “say on pay” votes when making future compensation decisions for the NEOs.

Compensation Objectives and Components

Our executive compensation philosophy is to link compensation with individual achievement, company performance, and the creation of stockholder value. This philosophy manifests itself in the following four primary objectives:

•	attract, retain and reward executive officers capable of achieving our business objectives;

•	offer competitive compensation opportunities that reward individual contribution and corporate performance;

•	align the interests of executive officers and stockholders through long-term equity incentives; and

•	pay total compensation that is commensurate with the performance achieved and value created for stockholders.

Our compensation program offers several distinct elements that are consistent with the objectives outlined above, including:

•

Base salary: The foundation of our executive compensation framework is a cash base salary, which enables us to provide regular, stable compensation to our executives and to recruit and retain qualified employees. We operate in global and competitive markets, and a competitive base salary is required to develop and maintain a workforce capable of accomplishing ICE’s business objectives. We offer base salaries that are competitive with our peers and commensurate with the industry, the experience of the executive and the scope of the role.

•

Annual bonus: Our cash bonus plan is designed to reward the accomplishment of our short-term (i.e., approximately one-year) performance targets. These bonuses include primarily objective and quantitative components, but also include qualitative and subjective components for measuring both corporate and individual achievement relative to objectives. For 2013, these performance targets reflected a balance between growth targets, profitability metrics, and other key strategic objectives, with a significant portion of the bonus plan funding tied to corporate financial results and a significant degree of “stretch” built in to encourage outstanding corporate performance.

•

Equity compensation: Since our inception, we have offered broad-based equity awards that are intended to align the interests of all employees, including executive officers, with those of stockholders over a long-term period (i.e., greater than one-year). We use a variety of equity vehicles, including stock options, time-vesting restricted stock units, and performance-based restricted stock units to deliver long-term incentive compensation in a manner that is intended to align employee interests with the interests of our stockholders, while serving as a retention tool through multi-year vesting schedules. Equity ownership requirements are also in place for all of our officers (including our NEOs) and directors. At more senior levels (e.g., executive officers), the Compensation Committee places a heavier emphasis on performance-based awards that are generally comprised of a combination of stock options that only deliver value if ICE’s share price increases above the strike price on the date of grant and other forms of performance-based awards that incorporate stretch targets so that the awards “pay for themselves” through improved performance.

•	Benefits and perquisites: As with the base salary, our benefits and perquisites are intended to attract and retain employees through a competitive and comprehensive benefits program.

Role of Compensation Consultant

The Compensation Committee has engaged a compensation consulting firm to serve as its external compensation consultant since the founding of ICE in 2000. During 2013, the Compensation Committee retained Compensation Advisory Partners, which has served the Compensation Committee since mid-2011, to advise on executive compensation matters as requested by the Compensation Committee. As discussed in more detail below, Compensation Advisory Partners provided information that informed 2013 decision making. The information provided by Compensation Advisory Partners included: competitive salary, bonus and equity data for certain positions within ICE and general benchmarking data against our peers. In addition, Compensation Advisory Partners helped analyze our bonus and equity award programs, provided advice regarding the selection of our peer group, provided updates to the Compensation Committee on trends and regulatory developments, analyzed director compensation and assisted in the review of our compensation plans to determine if the arrangements incented inappropriate risk taking.

The NEOs have not participated in the selection of Compensation Advisory Partners or any other compensation consultant in connection with advice regarding executive and director compensation matters. A representative from our compensation consultant attends most Compensation Committee meetings and is available between meetings as a resource for the Compensation Committee and management. The Compensation Committee determines in its sole discretion which compensation consultant to retain for various services, and the consultant reports directly to the Compensation Committee. Use of a particular consulting firm by the Compensation Committee does not preclude management from hiring the same consulting firm. In 2013, Compensation Advisory Partners did not provide any other services to ICE. In compliance with the SEC and NYSE requirements regarding the independence of compensation consultants, Compensation Advisory Partners provided the Compensation Committee with a letter addressing each of the six independence factors. Their responses affirm the independence of the firm and its partners, consultants, and employees who service the Compensation Committee on executive compensation matters and governance issues.

The Compensation Committee’s external compensation consultant has historically prepared an annual, comprehensive benchmarking report based on ICE’s peer group that is used by the Compensation Committee in making decisions regarding base salary, annual bonuses and equity compensation. Compensation Advisory Partners’ analysis focused on a review of competitive compensation practices for a sample of the officer positions at ICE, based on proxy statement data for the companies in the peer groups described below, as well as published survey data. Relevant findings from this analysis are discussed in more detail below.

Custom Compensation Peer Group

The Compensation Committee utilizes a peer group to benchmark ICE’s total compensation program. ICE’s peer group includes comparable financial exchanges, financial services providers, technology companies and related companies based on metrics such as revenue and market capitalization. The peer group is reviewed annually by the Compensation Committee, with assistance and recommendations from its compensation consultant, and adjustments are made as necessary. The Compensation Committee reviews annually the executive pay practices of these peer companies as reported in industry surveys, public filings and reports from compensation consulting firms. This information is considered when making recommendations for each element of compensation.

At the beginning of 2013, consistent with the 2012 peer group, the following 15 companies comprised the peer group:

CBOE Holdings, Inc.	Interactive Brokers Group Inc.	MSCI, Inc.
Citrix Systems Inc.	Investment Technology Group, Inc.	The Nasdaq OMX Group Inc.
CME Group, Inc.	Knight Capital Group Inc.	NYSE Euronext
FactSet Research Systems Inc.	MasterCard, Inc.	Salesforce.com Inc.
GFI Group Inc.	Moody’s Corp.	TD Ameritrade Holding Corp.

Upon the NYSE Euronext Acquisition, the peer group was updated to be more reflective of the newly combined company and consisted of the following 18 companies:

CBOE Holdings, Inc.	Hong Kong Exchanges and Clearing Limited	The Nasdaq OMX Group Inc.
Citrix Systems Inc.	ICAP PLC	Northern Trust Corp.
CME Group, Inc.	London Stock Exchange	Salesforce.com Inc.
Deutsche Börse AG	MasterCard, Inc.	State Street Corp
Fidelity National Information Services Inc	McGraw-Hill Companies Inc	TD Ameritrade Holding Corp.
Fiserv Inc	Moody’s Corp.	Visa Inc

Compensation Practices

For each NEO, except, in 2013, Mr. Niederauer, the Compensation Committee reviews an analysis of individual compensation levels prepared by its compensation consultant that reports compensation paid to the NEO and compares base salary, total cash compensation (base salary plus annual bonus) and total direct compensation (total cash compensation plus equity compensation) against relevant market data, including peer group data. The results of the comparisons prepared in 2012 and 2013 are detailed below.

For Mr. Sprecher, our Chief Executive Officer, the Compensation Committee determines individual performance and conducts an annual review of his salary, bonuses and equity awards. For other NEOs, except, in 2013, Mr. Niederauer, Mr. Sprecher provides input to the Compensation Committee regarding his views on the performance of these other officers during the Compensation Committee’s annual review of salary, bonuses and equity awards. In addition to examining market data on individual positions, the Compensation Committee also focuses on the “total cost of management,” which is an aggregation of total direct compensation for the NEOs. According to the Compensation Advisory Partners analysis prepared in 2013, our “total cost of management” compared to the 75th percentile of the new peer group.

We do not maintain formal targets for the allocation of total compensation through each compensation element outlined above. We do strive to maintain a low fixed-cost compensation structure (i.e., base salary, benefits and perquisites) and to deliver the majority of value through variable pay elements (i.e., annual bonus and equity-based performance awards). We have maintained this “pay for performance” orientation since our founding and believe it is an important element of our entrepreneurial culture. The average mix of targeted compensation for our NEOs in 2013, excluding Mr. Niederauer, was approximately 65% long-term equity-based incentive pay (comprised of stock options and performance-based restricted stock unit awards), 20% annual performance incentive compensation (the targeted 2013 cash bonus awards under the Executive Bonus Plan) and

15% base salary, for a mix of approximately 35% cash and 65% non-cash compensation. The mix of cash and non-cash compensation and of base and incentive compensation is illustrated by the following chart:

Mix of 2013 Targeted

Compensation for NEOs

Based on a review by Compensation Advisory Partners, our mix of compensation continues to emphasize variable incentive compensation, rather than a fixed model of compensation, to a greater degree than our peer group. This focus on variable incentive compensation is consistent with the Compensation Committee’s emphasis on performance-based awards for officers and our compensation philosophy.

We believe that our mix of cash/non-cash and short-term/long-term incentives provides an appropriate balance between our longer-term business objectives and shorter-term retention and competitive needs. We also believe that providing the majority of our NEOs’ compensation in the form of long-term equity awards, when combined with our clawback policy and stock ownership requirements, each discussed below, has the additional benefit of mitigating incentives to take inappropriate risks.

Risk Assessment with Respect to Compensation

The Compensation Committee, with the assistance of its compensation consultant and management, has completed a review of compensation policies and programs, including those not applicable to NEOs, and does not believe there are circumstances where the risks arising from these policies or programs are reasonably likely to have a material adverse effect on ICE. The review examined the balance of fixed and variable elements of compensation, mix of cash and non-cash components and the focus on both short- and long-term operational and financial performance alignment with stockholder interests. Moreover, we designed into our compensation program certain structural features that align our NEOs’ financial incentives with those of our stockholders and mitigate inappropriate risk-taking by our executives, including our NEOs, such as a clawback policy, stock ownership requirements, and a total compensation mix weighted in favor of long-term, equity based awards. The Compensation Committee continues to monitor the risk exposure of our compensation policies and programs.

Elements of Compensation

The Compensation Committee considers each NEO’s total compensation package when making changes to the individual elements that comprise the NEOs’ compensation. For example, when the Compensation Committee makes a change to an officer’s base salary, as discussed below, the Compensation Committee reviews the change in light of the other elements of compensation, including the annual bonus and annual equity award.

Base Salary

We have historically targeted a base salary for each NEO that is between the median and 75th percentile of the market depending on the NEO’s experience in his or her respective position, individual performance, impact on the organization and retention concerns, although the Compensation Committee retains discretion to set compensation. With the assistance of Compensation Advisory Partners, the Compensation Committee reviewed NEO (other than Mr. Niederauer) base salary levels in May 2013 and September 2013 and found the following competitive positioning relative to the new peers:

Name and Position	Base Salary Positioning Relative to Peer Group
Jeffrey C. Sprecher Chairman and Chief Executive Officer	50th Percentile

Charles A. Vice President and Chief Operating Officer	Above 75th Percentile

Scott A. Hill Chief Financial Officer	25th to 50th Percentile

Paul Swann President and Managing Director of ICE Clear Europe	Not Available*

*	Given the limited set of clearing house peers, the position was not compared with external benchmark data. Instead, compensation for this position is considered relative to internal peers, many of which are positioned relative to external benchmark data.

After reviewing the above information and in consultation with Compensation Advisory Partners, the Compensation Committee determined that no base salary adjustments would be made until the closing of the NYSE Euronext Acquisition, at which point salaries for Messrs Hill and Swann were adjusted. Base salaries for our NEOs, excluding Mr. Niederauer, are reflected in the table below:

Name and Position	Annual Salary Effective March 1, 2012	Annual Salary Effective November 13, 2013

Jeffrey C. Sprecher Chairman and Chief Executive Officer	$1,050,000	$1,050,000

Charles A. Vice President and Chief Operating Officer	$750,000	$750,000

Scott A. Hill Chief Financial Officer	$625,000	$700,000

Paul Swann President and Managing Director of ICE Clear Europe	£550,000	£600,000

In making 2013 compensation decisions, the Compensation Committee considered these base salary findings in connection with the findings of total cash and total direct compensation competitiveness noted below. Please see below for a discussion of the individual contributions and company achievements considered in making these decisions.

Annual Bonus

Our approach to annual bonuses is structured to deliver total cash compensation that is competitive with our peers for commensurate performance, and we typically target a range between the median and 75th percentile of the market depending on the officer’s experience in his or her respective position, impact on the organization and corporate and individual performance, although the Compensation Committee retains discretion to award greater or lesser amounts. NEOs participate in our stockholder approved Executive Bonus Plan and target annual bonus and total cash compensation opportunities are reviewed each year. With the assistance of Compensation Advisory Partners, the Compensation Committee reviewed NEO (other than Mr. Niederauer) total cash compensation opportunities in 2013 and found the following competitive positioning relative to new peers:

Name and Position	Target Total Cash Positioning Relative to Peer Group*
Jeffrey C. Sprecher Chairman and Chief Executive Officer	75th Percentile

Charles A. Vice President and Chief Operating Officer	75th Percentile

Scott A. Hill Chief Financial Officer	50th to 75th Percentile

Paul Swann President and Managing Director of ICE Clear Europe	Not Available**

*	“Target Total Cash” equals base salary plus target annual bonus.

**	Given the limited set of clearing house peers, the position was not compared with external benchmark data. Instead, compensation for this position is considered relative to internal peers, many of which are positioned relative to external benchmark data.

As a result, and in consultation with Compensation Advisory Partners, the Compensation Committee determined that no changes to target annual bonus opportunities would be made for 2013. Target annual bonus opportunities for our NEOs, excluding Mr. Niederauer are reflected in the table below.

Name and Position	2012 Target Bonus Opportunity (% of base salary)	2013 Target Bonus Opportunity (% of base salary)
Jeffrey C. Sprecher Chairman and Chief Executive Officer	200%	200%

Charles A. Vice President and Chief Operating Officer	175%	175%

Scott A. Hill Chief Financial Officer	150%	150%

Paul Swann President and Managing Director of ICE Clear Europe	100%	100%

Actual bonuses paid in any year may range from no payments to bonus payments above the established target level based on company and individual performance. In 2013, the Compensation Committee implemented a cap on bonuses such that bonuses to executive officers may not exceed 200% of the established target level. Further, any potential payments are limited according to the terms of the Executive Bonus Plan.

At the beginning of each year, the Compensation Committee, and as it relates to financial and strategic metrics, the Board of Directors, approves company and individual goals for the year. From these goals, Management Business Objectives (“MBOs”) are established that serve as the performance measures for that year’s annual bonus plan. These well-defined company and individual MBOs are typically made up of both financial (~90%) and non-financial (~10%) objectives and typically include performance criteria such as revenue and net income growth, earnings before interest, taxes, depreciation and amortization (“EBITDA”) performance, market share, product launches, integration of acquisitions and key technology initiatives. In addition to establishing officer bonus levels, these MBOs are used in determining the bonus pool for all employees in our broad-based employee annual bonus plan. For purposes of the annual bonus, we calculate EBITDA by adding back to our net income: our interest and other non-operating income and expense, our tax expense and our depreciation and amortization expense.

At the end of each year, the Compensation Committee evaluates the Executive Bonus Plan funding (which is based on EBITDA performance) and awards annual bonus payments to the NEOs, relative to the target payments for the NEOs based on the achievement of the above noted, pre-established MBOs (covering both company and individual performance). The Compensation Committee also determines the overall bonus pool available for our broad-based employee annual bonus plan, based on the same MBO achievement criteria. This performance review necessarily involves a subjective assessment of corporate and individual performance by the Compensation Committee as it relates to non-financial performance. The Compensation Committee believes that it is appropriate to use some subjective assessments (within the context of the objective funding formula and maximum bonus amounts provided for in the stockholder approved Executive Bonus Plan) as part of the annual bonus determination in light of ICE’s healthy growth, its rapidly evolving industry, the existence of few direct peer companies, and the challenges inherent in establishing objective and strictly budget-based goals in a dynamic environment. The Compensation Committee reviews ICE’s performance relative to the MBOs and also monitors the bonus accruals throughout the fiscal year. The Compensation Committee strives to set the performance targets for the annual bonus plan at levels that are challenging but achievable, and incorporates a significant degree of “stretch” to encourage and reward outstanding corporate performance. The payouts are leveraged to provide higher payments in years of exceptional performance and lower payments in years where performance is below the target level. The Compensation Committee believes the 2013 goals were properly challenging given the economic and competitive conditions facing ICE.

In December 2013 and February 2014, the Compensation Committee reviewed ICE’s performance against the pre-established MBOs and the separate aggregate cap in the Executive Bonus Plan for 2013, and authorized payments for the NEOs noted in the table below by applying the framework discussed above. While reviewing ICE’s performance, the Compensation Committee examined, among other things, financial and non-financial performance metrics to determine the annual bonus awards for 2013 and evaluated the cumulative bonus amounts of $10,624,673 for the NEOs relative to the bonus pool cap provided by the stockholder approved Executive Bonus Plan of $28,456,365, which is equal to 3% of 2013 EBITDA. The following financial MBOs were evaluated for purposes of determining annual bonus awards (the below financial metrics exclude NYSE Euronext’s financial results):

Financial Metric	2013 Goal	2013 Actual*	2013 Actual Compared to 2013 Goal	Change in 2013 Actual From 2012 Actual
Consolidated Revenues	$1,472 Million Increase of 8% from 2012	$1,390 Million	95%	2%
Consolidated Net Income Attributable to ICE	$617 Million Increase of 12% from 2012	$564 Million	92%	3%
Consolidated EBITDA	$1,050 Million Increase of 13% from 2012	$988 Million	94%	6%

*	Adjusted for transaction expenses in excess of budget and a one-time impairment related to the impact of the devaluation of the Brazilian real on the Company’s investment in Cetip S.A.

The above equally-weighted financial performance achievement, which accounts for 90% of the overall bonus determination, yields an achievement of approximately 94% of the 2013 financial goals.

In addition to financial performance, the Compensation Committee considered the 2013 non-financial performance relative to MBOs that included, but was not limited to, the acquisition of NYSE Euronext.

The Compensation Committee also considered the following individual contributions:

•

Mr. Sprecher: continued strategic foresight and market leadership; significant work with global regulators, lawmakers and investors; the NYSE Euronext Acquisition; and progress on our global clearing strategy, including interest rate clearing.

•

Mr. Vice: New product launches; negotiation, execution and integration work with respect to strategic opportunities; overall system reliability; increased capacity and improved scalability of technology systems for trading, clearing (including interest rate clearing) and compliance systems; enhanced system functionality; advancement of options trading strategy and capabilities; navigating and executing opportunities created by financial reform; and leadership regarding the NYSE Euronext Acquisition.

•

Mr. Hill: Financial leadership, leadership in the integration of prior acquisitions; accurate and timely production of our financial results and public filings; significant work with institutional investors and analysts; leadership on, and coordination of, our clearing houses; introduction of interest rate clearing; optimization of our capital and expense structure; and leadership regarding the NYSE Euronext Acquisition.

•	Mr. Swann: Clearing house and market leadership, significant work with regulators, and successful delivery of services under the Clearing Services Agreement with NYSE Euronext.

The Compensation Committee also considered that Mr. Sprecher, Mr. Hill, and ICE’s Investor Relations department achieved top rankings in Institutional Investor magazine’s 2014 All-America Executive Team for the fifth consecutive year. Mr. Sprecher was voted “Best CEO” in the category of Brokers, Asset Managers and Exchanges by sell-side analysts.

Based on these factors and accomplishments, the Compensation Committee determined that management met their non-financial MBO’s for 2013 and scored non-financial performance, which accounts for 10% of the overall bonus determination, at target.

Based on the performance and considerations described above, the following annual bonus awards for fiscal year 2013 were approved by the Compensation Committee:

Name and Position	2013 Annual Bonus
Jeffrey C. Sprecher Chairman and Chief Executive Officer	$1,974,000 (94% of target)

Charles A. Vice President and Chief Operating Officer	$1,233,750 (94% of target)

Scott A. Hill Chief Financial Officer	$987,000 (94% of target)

Paul Swann President and Managing Director of ICE Clear Europe	$929,923 (94% of target)

All annual bonus awards for the NEOs were paid in cash during February 2014, and are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

The performance targets in 2014 are substantially similar to those used for 2013. That is, the Executive Bonus Plan will continue, as approved by stockholders, to fund an overall bonus pool that is capped at 3% of EBITDA. The Compensation Committee will evaluate this funding, as well as ICE’s performance against Revenue, Net Income and EBITDA growth targets (equally-weighted), as well as non-financial MBOs related to the enhancement of product offerings, regulatory compliance, integration of acquisitions, system performance and execution on our strategic initiatives. Please refer to the Investors & Media section of our website (www.theice.com) for publicly available information related to our financial performance.

On November 12, 2013, in connection with and contingent upon the successful completion of the NYSE Euronext Acquisition, the Compensation Committee approved the payment of additional cash bonuses to certain employees of ICE, including Messrs. Vice and Hill, who each received a bonus of $875,000, and Mr. Swann, who received a bonus of $931,572. The cash bonuses were intended to recognize individual contributions and efforts in connection with the completion of the NYSE Euronext Acquisition, and paid to the employees on the first regular payroll date following the NYSE Euronext Acquisition.

Equity Compensation

The Compensation Committee believes that long-term incentives, primarily delivered through equity grants, are an effective vehicle to align the interests of executive officers with those of our stockholders and serve as a retention tool through multi-year vesting schedules. ICE is sensitive to the concerns of its stockholders regarding the potential dilutive impact of equity awards, and also takes into account the relevant accounting and tax impact of all potential forms of equity awards in designing its grants. The Compensation Committee believes that the benefits to ICE stockholders resulting from equity award grants to our NEOs, including interest alignment and mitigation of incentives to take inappropriate business risks, however, outweigh the adverse effects of such potential dilution. The value of the equity awards granted to our NEOs is designed to target total direct compensation between the median and 75th percentile of ICE’s peer group, though actual awards may vary based on individual performance, internal pay equity considerations and retention objectives, as determined in the Compensation Committee’s discretion. At our 2013 Annual Meeting we received shareholder approval for our 2013 Omnibus Employee Incentive Plan, which replaced the 2009 Omnibus Incentive Plan for awards granted on or after May 17, 2013, and our 2013 Non-Employee Director Incentive Plan.

On November 13, 2013, we acquired NYSE Euronext. Upon the closing of the NYSE Euronext Acquisition, IntercontinentalExchange, Inc. and NYSE Euronext became direct wholly owned subsidiaries of IntercontinentalExchange Group, Inc., and IntercontinentalExchange, Inc. and former NYSE Euronext stockholders became holders of shares of IntercontinentalExchange Group, Inc. common stock.

ICE assumed, effective as of the closing of the NYSE Euronext Acquisition, the sponsorship of the following former NYSE Euronext plans: (i) the NYSE Euronext Omnibus Incentive Plan, (ii) the NYSE Euronext 2006 Stock Incentive Plan, (iii) the Archipelago Holdings, L.L.C. 2003 Long-Term Incentive Plan and (iv) the Archipelago Holdings 2004 Stock Incentive Plan, as well as the outstanding awards granted thereunder, the award agreements evidencing the grants of such awards and the remaining shares available thereunder, in each case subject to applicable adjustments in the manner set forth in the Amended and Restated Agreement and Plan of Merger, dated as of March 19, 2013, by and among IntercontinentalExchange, Inc., IntercontinentalExchange Group, Inc. and NYSE Euronext, among others (the “NYSE Euronext Acquisition Agreement”) to such awards and remaining shares available under each such plan.

Equity grants for our NEOs in 2013, excluding Mr. Niederauer, were made under our 2009 Omnibus Incentive Plan and our 2013 Omnibus Employee Incentive Plan. As discussed below under Mr. Niederauer’s Compensation, Mr. Niederauer’s grants were made under the NYSE Euronext Omnibus Incentive Plan.

In establishing the January 2013 equity award levels, the Compensation Committee, with the assistance of Compensation Advisory Partners, reviewed officer compensation matters at its meeting in May 2012 and found the following competitive positioning relative to peers for target total direct compensation:

Name and Position	Target Total Direct Compensation Positioning Relative to Peer Group
Jeffrey C. Sprecher Chairman and Chief Executive Officer	75th Percentile

Charles A. Vice President and Chief Operating Officer	Above 75th Percentile

Scott A. Hill Chief Financial Officer	50th to 75th Percentile

Paul Swann President and Managing Director of ICE Clear Europe	Not Available *

*	Given the limited set of clearing house peers, the position was not compared with external benchmark data. Instead, compensation for this position is considered relative to internal peers, many of which are positioned relative to external benchmark data.

As a result, and in consultation with its compensation consultant, the Compensation Committee determined that the long-term incentive awards reflected in the tables below were appropriate. These awards were made in January 2013 and except for Mr. Swann, were similar to, in terms of target value, awards made in January 2012. The Compensation Committee also considered the overall mix of variable compensation delivered through cash and equity, the positioning relative to peers when considering each individual’s experience and each individual’s continued level of individual performance and leadership.

Name and Position	Target Grant Date Value of 2013 Equity Awards
Jeffrey C. Sprecher Chairman and Chief Executive Officer	$5,000,000

Charles A. Vice President and Chief Operating Officer	$3,500,000

Scott A. Hill Chief Financial Officer	$2,500,000

Paul Swann President and Managing Director of ICE Clear Europe	$1,000,000

The January 2013 equity award to the executive officer group included a mix of stock options (25% of the target award value) and performance-based restricted stock units (75% of the target award value). The performance-based restricted stock units were awarded based on the accomplishment of 2013 EBITDA performance, subject to a stock market condition that could have reduced the number of shares that were earned above target based on ICE’s 2013 TSR performance as compared to the S&P 500 index. In the event ICE outperformed the EBITDA target for this award, the stock market condition could have reduced the number of shares earned above target by 10% if the TSR on ICE’s Common Stock during 2013 was below the S&P 500 index by 10% or less and reduced by 20% if the TSR on ICE’s Common Stock during 2013 was below the S&P 500 index by more than 10%. The number of shares that could have been earned under the performance-based awards ranged from zero for performance below the threshold performance target, 50% of the target award for performance at the threshold (85% of the EBITDA goal), 100% of the target award for performance at the target, and 200% of the target award for performance at the maximum (113% of the EBITDA goal) performance level. Both the stock option and performance-based restricted stock unit awards vest over the three years following grant, subject to continued employment.

The following equity awards were made to the NEOs, excluding Mr. Niederauer, on January 11, 2013:

Name	Stock Options	Performance-Based Restricted Stock Units at Target Performance
Jeffrey C. Sprecher	32,543	28,988
Charles A. Vice	22,780	20,292
Scott A. Hill	16,271	14,494
Paul Swann	6,508	5,797

The January 11, 2013 stock options have a strike price of $129.36, which was the closing price of our Common Stock on the grant date.

In February 2014, the Compensation Committee determined that ICE’s EBITDA for 2013 was approximately 94% of target. Pursuant to the terms of the awards, certain costs attributable to merger and acquisition activity were excluded based on the rationale that ICE does not want to discourage future acquisition attempts when the opportunity arises. Because ICE’s 2013 EBITDA performance was below target, no TSR evaluation was triggered. The impact of the below target EBITDA performance resulted in individual awards at approximately 77% of the target level. The first tranche (1/3) of shares earned pursuant to performance-based restricted stock units granted on January 11, 2013 were delivered on February 8, 2014. Based on continued employment, the second tranche (1/3) of shares earned is scheduled to vest in January 2015 and the final tranche (1/3) of shares earned is scheduled to vest in January 2016.

The following table illustrates the January 11, 2013 performance-based restricted stock units earned based on 2013 performance:

Name	Performance-Based Restricted Stock Units at Target Performance	Performance-Based Restricted Stock Units at Actual Performance (77.3% of Target Shares)
Jeffrey C. Sprecher	28,988	22,407
Charles A. Vice	20,292	15,685
Scott A. Hill	14,494	11,203
Paul Swann	5,797	4,481

Equity awards for all officers are normally approved at a scheduled Compensation Committee meeting. ICE management is not authorized to approve equity awards for officer-level employees, and does not have the discretion or authority to govern the timing of equity awards. In 2013, no equity awards for officers were approved outside of a Compensation Committee meeting. ICE uses the closing price of its Common Stock on the NYSE on the grant date for purposes of establishing the strike price of stock options and for accounting purposes of other equity awards. ICE has not issued stock options with an exercise price below the fair market value of its Common Stock on the grant date.

On November 12, 2013, in connection with and contingent upon the successful completion of the NYSE Euronext Acquisition, the Compensation Committee approved a one-time merger-related grant of performance-based restricted stock units to certain employees of ICE, including Messrs. Sprecher, Vice, Hill and Swann. The one-time merger-related performance-based restricted stock units were granted to recognize the individual contributions of these NEOs to the NYSE Euronext Acquisition and provide incentives for successful integration of ICE and NYSE. The performance-based restricted stock units, which were granted under the 2013 Omnibus Employee Incentive Plan, entitle the grantees to receive a number of ICE shares determined based on ICE’s performance over a three-year performance period from January 1, 2014 to December 31, 2016. Messrs. Sprecher, Vice, Hill and Swann were granted a number of performance-based restricted stock units calculated as the following value divided by the price of our common stock ($199.84) on the grant date: $10,000,000, $2,625,000, $2,625,000 and $2,625,000, respectively.

The one-time merger-related performance-based restricted stock units will only be earned if ICE achieves a minimum level of cumulative consolidated EBITDA adjusted for certain pre-defined measures over the performance period. If ICE achieves the minimum level of performance, then the number of merger-related performance-based restricted stock units that will be earned by the grantees will be determined based on ICE’s achievement of a certain performance metric relative to a target performance level. The performance metric applicable to the merger-related performance-based restricted stock units is ICE’s cumulative consolidated EBITDA over the performance period, divided by ICE’s headcount as of January 1, 2017. At the end of the performance period, the number of merger-related performance-based restricted stock units that are earned by a grantee will range from 0% to 105% of his or her target award, depending on the level of performance achieved by ICE. No merger-related performance-based restricted stock units will be earned by grantees if ICE’s performance is less than 50% of the target performance level. The performance-based restricted stock units that are earned by a grantee at the end of the performance period, if any, will vest in full on February 15, 2017, provided that the grantee remains employed through such date, and be paid out shortly thereafter. Upon vesting, the performance-based restricted stock units also entitle each grantee to receive dividend equivalent rights in respect of the grantee’s actual earned performance-based restricted stock units, as further described below.

If a grantee’s employment with ICE terminates for any reason, all of the grantee’s performance-based restricted stock units that have not been earned or have not vested will immediately be cancelled and forfeited unless otherwise specified in the grantee’s employment agreement. However, the performance-based restricted stock units and the 2013 Omnibus Employee Incentive Plan provide for certain vesting rights for grantees in the event of their death or qualifying termination of employment in connection with a “Change in Control” (as defined in the 2013 Omnibus Employee Incentive Plan). The NYSE Euronext Acquisition did not constitute a Change in Control of ICE under the terms of the 2013 Omnibus Employee Incentive Plan.

ICE began paying a dividend in the fourth quarter of 2013 and on November 12, 2013, the Compensation Committee approved paying dividend equivalent rights (“DERs”) with respect to all outstanding time-based restricted stock units and performance-based restricted stock units denominated in ICE shares issued to officers, employees and directors of ICE and its subsidiaries, including the restricted stock units and performance-based restricted stock units held by the NEOs. The DERs entitle holders of restricted stock units and performance-based restricted stock units to receive cash payments, upon vesting of the related restricted stock units and performance-based restricted stock units, equal to the amount of dividends that would have been paid on the ICE shares underlying the restricted stock units and performance-based restricted stock units during the vesting period. The DERs are payable in cash and will accumulate and be payable, without interest, only upon vesting of the underlying restricted stock units and performance-based restricted stock units, provided that the holder remains employed with ICE or its subsidiaries through the vesting date. The DERs related to the performance-based restricted stock units will only be payable with respect to the portion of the performance-based restricted stock units that is earned by the holder based on the satisfaction of the applicable performance goals.

Benefits and Perquisites

ICE provides medical insurance, life and disability insurance, and other benefits to executives that are generally available to other employees. For its U.S. executive officers, ICE provides an enhanced term life insurance benefit (calculated at five times salary less $100,000) and a supplemental disability insurance benefit that is designed to approximate the total benefit level (60% of eligible compensation) that cannot be provided pursuant to the limits in our group disability plans ($10,000 per month). Our contributions to these benefits programs are included in the 2013 All Other Compensation section of the Summary Compensation table below. As discussed in our 2012 proxy filing, in January 2012, the Compensation Committee approved a Corporate Aircraft policy which, among other things, included the authorization of up to $75,000 of incremental cost to ICE for personal use of company-owned or leased aircraft by each of Mr. Sprecher and Mr. Vice. In 2013, Mr. Sprecher had no such unreimbursed personal use of company-owned aircraft and Mr. Vice incurred $23,138 of such unreimbursed personal use of company-owned aircraft, which is reported in the 2013 Summary Compensation Table and 2013 All Other Compensation table. Mr. Swann’s employment agreement provides for an annual car allowance. There were no other perquisites provided to any of our executive officers (other than Mr. Niederauer) in 2013 that would require disclosure in the Summary Compensation Table.

Retirement Plans

We provide retirement benefits to U.S. corporate officers through a 401(k) retirement plan on the same terms and conditions as those offered to all ICE employees. Generally, we provide an immediately vested matching contribution of 100% of the first 5% of employee deferrals of eligible compensation (6% in the case of Mr. Niederauer, who participates in the NYSE 401(k) plan), subject to Internal Revenue Service limits ($255,000 per individual in 2013). The NYSE 401(k) plan, in which Mr. Niederauer participates, also includes an annual Retirement Accumulation (“RAP”) contribution. Each eligible employee receives an annual RAP contribution to his or her account under this 401(k) plan in an amount determined based on age and base earnings (ranging from 3% of base earnings if under age 35 to 6% of base earnings if age 55 or over). Amounts that cannot be contributed to the executives’ accounts under the 401(k) plan due to applicable Internal Revenue Code limits are contributed to the executives’ accounts under the Supplemental Executive Savings Plan (“SESP”), which is discussed later in this filing. Mr. Swann is entitled to join ICE Clear Europe’s non-contributory pension scheme and ICE Clear Europe will contribute 15% of his annual base salary. We do not offer an active defined benefit pension plan or any other form of supplemental executive retirement plan.

Clawback Policy

We have adopted a compensation recoupment, or “clawback” policy, to permit ICE to seek recovery of performance-based incentive awards in the event of certain financial statement restatements. The clawback policy states:

Effective December 9, 2010, it is ICE’s policy that if ICE’s financial statements are required to be restated due to intentional misconduct and/or fraud, the Compensation Committee will, when deemed appropriate in its discretion, direct that ICE seek to recover all or a portion of any affected award made to officers who have engaged in the intentional misconduct and/or fraud that caused the need for the restatement with respect to any fiscal period of ICE. An “affected award” includes any cash or equity-based bonus or incentive compensation payment awarded or given to the employee after the effective date of this policy, and the net proceeds of any stock options exercised after the effective date of this policy, that were advantaged by the filing of the financial statements that were required to be restated.

The amount to be recovered from such individual shall be the estimated amount up to which the affected award exceeded the amount that would have been paid to (or received by) the employee had ICE’s financial statements been properly stated. The Compensation Committee has the authority to determine an appropriate recovery amount, if any, under the circumstances, and whether to initiate or continue pursuing a recovery, based upon factors consistent with the Compensation Committee’s exercise of its fiduciary duties and the Compensation Committee’s good faith reliance upon information, opinions or advice from professional advisors, consultants or experts.

Termination of Employment and Change of Control Payments

We have entered into employment agreements with each of our NEOs, excluding Mr. Niederauer, that provide benefits upon certain employment terminations (including, for Messrs. Sprecher, Vice and Hill, certain terminations in connection with a “Change in Control” of ICE). Mr. Swann’s employment agreement does not contain Change in Control provisions. The terms of these employment agreements are discussed in more detail in the narrative following the 2013 Summary Compensation Table below. The Compensation Committee believes that employment agreements with termination and certain Change in Control protections are appropriate and necessary to attract and retain executive level talent, and to mitigate uncertainty and distraction of our management team in the event that the employment of any of our NEOs terminates. The Compensation Committee intends that the terms of NEO employment agreements be consistent with market practice, as adjusted for our business considerations, and periodically reviews the terms of our NEOs’ employment agreements compared to market practice. As discussed in our 2012 annual proxy statement, in 2012 the Compensation Committee revised the employment agreements for Messrs. Sprecher and Vice to, among other things, remove the Code Section 280G “golden parachute” excise tax gross-up provisions (Mr. Hill’s employment agreement had been amended to remove this provision in 2010 and Mr. Swann’s employment agreement did not include this provision) and make certain other changes determined to be appropriate to reflect market practice and the current needs of our businesses.

The Change in Control protections for Messrs. Sprecher, Vice and Hill require a “double-trigger” (i.e., two events must occur before any severance payment is made: there must be a Change in Control and the executive officer’s employment must be involuntarily terminated) before a payment is provided. The Compensation Committee opted for a “double-trigger,” rather than providing for payments solely on the basis of a Change in Control because the Compensation Committee believes this to be more consistent with the purpose of encouraging the continued employment of our NEOs following a Change in Control and with market practices. Furthermore, the Change in Control provisions provide significant retention value with respect to our NEOs.

Mr. Niederauer’s Compensation

Mr. Niederauer’s compensation for 2013 was governed by his employment agreement with NYSE Euronext, dated March 26, 2012 (which was assumed in the NYSE Euronext Acquisition), and his compensation prior to the NYSE Euronext Acquisition was provided under NYSE Euronext compensation programs. The terms of his employment agreement are discussed in more detail in the narrative following the Summary Compensation Table. Mr. Niederauer’s compensation included an annual base salary of no less than $1 million, a target bonus opportunity of no less than $5 million and long term incentive grants as described below. Mr. Niederauer’s employment agreement also provided for the use of a car and driver to be provided by the Company.

On February 6, 2013, Mr. Niederauer received a restricted stock unit award with a grant date value of $3 million under the NYSE Euronext Omnibus Incentive Plan. This award was reduced at Mr. Niederauer’s request by 50% (or $1.5 million) and the relinquished amount was reallocated to NYSE employees (other than NYSE named executive officers). Mr. Niederauer also received a performance share unit award on February 6, 2013 with a grant date value of $3 million. In addition, 50% of Mr. Niederauer’s 2012 annual performance bonus was paid in the form of restricted stock units with a grant date value of $1.675 million. The dollar amounts for these awards were converted into the number of shares of NYSE Euronext common stock covered by the awards based on the closing price of a share on February 5, 2013 ($35.22).

The restricted stock unit award is scheduled to vest on the third anniversary of the date of grant and does not provide for immediate vesting upon a “Change in Control.” On the closing of the NYSE Euronext Acquisition, the restricted stock unit award was converted into a restricted stock unit award denominated in shares of ICE Common Stock that is subject to the same vesting schedule as the original restricted stock unit award (subject to accelerated vesting on specified terminations of employment).

Mr. Niederauer’s performance share unit award represented the right to receive between 0% and 200% of the shares of NYSE Euronext common stock underlying the award based on NYSE Euronext’s TSR relative to the TSR of the S&P 500 during the applicable three-year performance period (subject to a $6 million cap). The performance share units were to vest at the end of the performance period, subject generally to Mr. Niederauer’s continued employment and the level of achievement of the applicable relative TSR goal. Mr. Niederauer was not entitled to any accelerated vesting of his performance share units upon a Change in Control and therefore the award did not vest on the closing of the NYSE Euronext Acquisition. The NYSE Euronext Acquisition Agreement provided that, upon the closing of the NYSE Euronext Acquisition, the performance criteria for the performance share unit award granted in 2013 would be deemed attained based on the greater of target (100%) or actual performance measured as of the last day of the month ending prior to the month of closing. The portion of the performance share units for which the performance criteria was deemed attained converted into a restricted stock unit award denominated in shares of ICE Common Stock that is subject to the same vesting schedule as the performance share unit award (subject to pro-rata accelerated vesting on specified terminations of employment).

On February 10, 2014, ICE, NYSE Euronext Holdings, LLC and Mr. Niederauer entered into an amendment to Mr. Niederauer’s existing employment agreement. Pursuant to the amended employment agreement, Mr. Niederauer’s employment term will end on December 31, 2014. ICE and Mr. Niederauer may agree to a transition period beginning on a mutually agreed date and ending on December 31, 2014, during which Mr. Niederauer will not be obligated to perform his duties under the employment agreement, except at ICE’s reasonable request at mutually agreed times, and ICE may appoint another person to perform Mr. Niederauer’s duties.

The amendment also revises certain of Mr. Niederauer’s compensation and severance arrangements under his existing employment agreement. Pursuant to the amended employment agreement, Mr. Niederauer will receive a base annual salary of $1 million and will be eligible to receive an annual cash bonus for service during fiscal years 2013 and 2014 in an amount determined by the Compensation Committee, with a target bonus amount of at least $5.5 million for each year. Mr. Niederauer will also receive grants of service-based restricted stock units with an aggregate grant date value of $1 million and performance-based restricted stock units with an aggregate grant date value of $1 million (at target). All restricted stock units and performance-based restricted stock units that are granted to Mr. Niederauer pursuant to the amendment will vest on December 31, 2014, subject to acceleration in certain circumstances. Mr. Niederauer will receive a one-time $13 million cash severance payment (equal to the cash severance payment to which he would have been entitled if his employment was involuntarily terminated upon the closing of the NYSE Euronext Acquisition) following termination of his employment for any reason, paid no earlier than the six-month anniversary of the termination date, and his health and life insurance will continue for two years following termination. The severance payment is subject to the Internal Revenue Code Section 280G “cutback” described in the narrative following the Summary Compensation Table.

Mr. Niederauer will also be entitled to additional payments upon specified employment terminations that occur prior to the end of the employment term, as discussed in more detail in the narrative following the 2013 Summary Compensation Table. If ICE terminates Mr. Niederauer without “Cause” or he resigns for “Good Reason” (each as defined below), Mr. Niederauer will also be entitled to (i) an annual bonus for the year of termination, (ii) base salary through December 31, 2014 and (iii) vesting of equity awards as described below. In the event of a termination due to death or disability, the additional payments will consist of a pro-rated annual bonus and vesting of equity awards as described below.

On February 27, 2014, the Compensation Committee determined Mr. Niederauer’s annual bonus for 2013 to be $5.5 million. In determining Mr. Niederauer’s bonus, our Compensation Committee took into account Mr. Niederauer’s role in the successful completion of the NYSE Euronext Acquisition, his contributions to our integration efforts during the post-merger period of 2013, and input received from NYSE Euronext’s Compensation Committee prior to the NYSE Euronext Acquisition.

Stock Ownership Guidelines, Retention Requirements and Insider Trading Policy

Stock Ownership Guidelines

The Compensation Committee believes that it is in the best interests of stockholders for ICE’s executives and directors to own a significant amount of ICE Common Stock. Moreover, a meaningful direct ownership stake by our executives and directors demonstrates to our other investors and stockholders a strong alignment of interests and commitment to ICE’s success, and also provides a structural mechanism to discourage our executives from taking inappropriate business risks. Accordingly, ICE’s Stock Ownership Policy is applicable to all ICE officers (including all of the NEOs and including Mr. Niederauer) and directors, and requires the following level of ownership (expressed as a multiple of base salary for executives and a multiple of annual cash retainer for directors):

Position	Ownership Multiple	Average NEO Stock Ownership Multiple of Base Salary*
Chief Executive Officer	10 times base salary	232 times
Presidents	4 times base salary	18 times (Vice and Niederauer)
C-Level Executives and Senior Vice Presidents	2 times base salary	10 times (Hill and Swann)
Vice Presidents and any other corporate officers	1 times base salary	Not Applicable
Members of the Board of Directors of ICE	5 times annual cash retainer	Not Applicable

*	As defined in the Stock Ownership Policy and summarized above as of the record date.

In establishing the ownership multiple, the Compensation Committee considered information about ownership multiples at its peer companies and recommendations from third-party groups such as Institutional Shareholder Services (or ISS) and its external compensation consultant. “Ownership,” for purposes of this Stock Ownership Policy, includes: (i) shares of ICE Common Stock that are owned outright (including those held by a spouse or dependent children), (ii) vested “in-the-money” stock options, and (iii) unvested restricted stock, restricted stock units and any deferred vested restricted stock units that are not subject to any performance-based vesting metric. All unvested stock options, “underwater” stock options and unearned performance-based equity awards do not count towards the ownership targets. A newly appointed corporate officer will have five years from his or her date of hire or appointment as an officer to comply with this Stock Ownership Policy and a new director will have three years from his or her date of joining the Board of Directors to comply with this Stock Ownership Policy. The Compensation Committee will monitor the ownership levels of its executives and directors during this transition period.

The Compensation Committee monitors the stock ownership levels of our officers and directors on at least an annual basis. In the event of a corporate officer or director’s noncompliance with ICE’s stock ownership policy, the Compensation Committee will review the facts and circumstances regarding the noncompliance and will use its discretion in determining the appropriate corrective actions and/or penalties. Such corrective actions and penalties include, but are not limited to, instructing the officer or director to buy shares of our Common Stock in the open market to comply with the Stock Ownership Policy, reducing or eliminating future equity grants to the officer or director until they comply with the Stock Ownership Policy or issuing a warning to the officer or director. To date, there have been no instances of noncompliance with the Stock Ownership Policy.

Retention Requirements

To facilitate meeting the minimum holding requirements as specified in this Stock Ownership Policy in a timely fashion, the Compensation Committee recommends that all corporate officers and directors retain a minimum of 50% of the net value of shares obtained pursuant to each stock option exercise and the vesting of restricted shares for all future grants of stock options or restricted stock until such corporate officer or director has satisfied the minimum stock ownership targets for his or her position. Further, the Compensation Committee recommends that for all grants of stock options or restricted stock after 2012 to the Chief Executive Officer, the Chief Executive Officer should retain a minimum of 50% of the net value of each stock option exercise and vesting of restricted shares for three years beyond the applicable exercise or vesting date.

Insider Trading Policy

In addition, as discussed above, our Insider Trading Policy prohibits employees and directors from entering into hedging transactions in our securities, as well as pledging our securities.

Policy on Deductibility of Compensation

Section 162(m) of the Code generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent that such compensation exceeds $1 million per officer in a calendar year. Compensation that is “performance-based compensation” within the meaning of the Code does not count toward the $1 million limit. Performance-based compensation paid under a plan that has been approved by ICE’s stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Compensation Committee of the Board of Directors that establishes such goals consists only of “outside directors” (as defined for purposes of Section 162(m)).

Our policy is to strive to maximize the deductibility of executive compensation so long as the deductibility is compatible with the more important objectives of retaining executives and maintaining competitive performance-based compensation that is aligned with strategic business objectives, and accordingly the Compensation Committee retains discretion to award compensation that exceeds deductibility limitations if it deems appropriate in the circumstances. To effect this policy, we currently maintain two primary incentive plans (the 2013 Omnibus Employee Incentive Plan and the Executive Bonus Plan, which were approved by stockholders in 2013 and 2009, respectively) used for awards to our named executive officers and designed to be compliant with Section 162(m) in order to preserve ICE’s ability to provide compensation that is “performance-based” within the meaning of the Code and therefore preserve ICE’s ability to maximize the deductibility of executive compensation.

EXECUTIVE COMPENSATION

2013 Summary Compensation Table

The following table presents information relating to the compensation earned by the NEOs for the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Stock Awards ($) (1)	Stock Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Jeffrey C. Sprecher	2013	1,050,000	—	13,674,765	1,249,977	1,974,000	32,728	17,981,469
Chairman and Chief Executive	2012	1,050,000	—	3,749,682	1,249,987	2,026,500	279,918	8,356,087
Officer	2011	1,041,667	—	2,813,940	1,385,970	2,289,000	25,255	7,555,832

Scott A. Hill	2013	635,227	875,000	4,462,202	624,969	987,000	22,326	7,606,724
Chief Financial Officer	2012	625,000	—	1,874,841	624,966	904,688	22,076	4,051,571
	2011	616,667	—	1,004,922	494,954	993,750	21,391	3,131,684

Charles A. Vice	2013	750,000	875,000	5,197,255	874,980	1,233,750	44,591	8,975,576
President and Chief Operating	2012	750,000	—	2,624,778	874,953	1,266,563	57,866	5,574,160
Officer	2011	733,333	—	1,339,949	659,939	1,391,250	21,494	4,145,966

Duncan L. Niederauer	2013	1,000,000	—	6,174,823	—	5,500,000	458,756	13,133,579
President of ICE and CEO, NYSE

Paul Swann	2013	917,963	931,572	3,359,787	249,972	929,923	162,499	6,551,717
President & Managing Director, ICE Clear Europe

(1)	The amounts in this column represent the aggregate grant date fair value of all restricted stock unit grants in 2013, calculated in accordance with FASB Accounting Standards Codification 718, or ASC Topic 718 on the grant date, which is equal to our closing price on the grant date times the number of performance-based restricted stock units projected to be earned based on the probable outcome of the EBITDA performance condition, less a reduction on performance-based award fair value based on the probability that the TSR market condition is not achieved. Amounts shown are for performance-based restricted stock unit awards that were granted in January 2013 (for calendar year 2013), November 2013 (one-time merger-related award), January 2012 (for calendar year 2012) and January 2011 (for calendar year 2011). Additional information regarding the 2013 grants is described in the “Equity Compensation” section of the Compensation Discussion & Analysis, footnote 2 of the “2013 Grants of Plan-Based Awards” table and Note 9 to our Consolidated Financial Statements for 2013 (filed with our Annual Report on Form 10-K). If the maximum level of performance were achieved, the reported amounts would equal $17,849,535, $6,430,750, $7,900,855, $9,174,823 and $4,225,920 for each of Messrs. Sprecher, Hill, Vice, Niederauer and Swann. The 2012 and 2011 values reported in this column in the proxy statement for our 2013 annual meeting reflected the grant date value of the actual number of performance-based restricted stock unit awards earned for each year based on our actual 2012 EBITDA performance (for calendar year 2012) and 2011 EBITDA performance (for calendar year 2011). For Mr. Niederauer, as discussed in the “Mr. Niederauer’s Compensation” section of the Compensation Discussion & Analysis, 2013 restricted stock unit and performance share unit awards were granted under the NYSE Euronext Omnibus Incentive Plan (the “NYSE Omnibus Plan”) in February 2013, and upon closing of the NYSE Euronext Acquisition converted into time-vested ICE restricted stock unit awards.

(2)	The amounts in this column represent the aggregate grant date fair value of all stock option grants in the calendar year. Additional details of the 2013 stock option awards are included in the “Equity Compensation” section of the Compensation Discussion & Analysis and footnote 1 of the “2013 Grants of Plan-Based Awards” table. These values were calculated in accordance with FASB ASC Topic 718 on the date of grant using the following assumptions: risk-free interest rate 0.53%; expected life 4 years; expected volatility 37.1%; and expected dividend yield 0%, as further described in Note 9 to our Consolidated Financial Statements for 2013 (filed with our Annual Report on Form 10-K). For the January 2012 grants, the assumptions used to calculate fair value at the grant date were different from the assumptions used for year-end financial reporting purposes.

(3)	The amounts in this column represent fiscal year 2011 through 2013 cash bonus awards that were paid in February of the following calendar year. For 2013, during February 2014 the NEOs (other than Mr. Niederauer) were paid the amounts reported in the 2013 row of the “Non-Equity Incentive Plan Compensation” column under the Executive Bonus Plan, or EBP. Mr. Niederauer’s bonus was paid during February 2014 in accordance with the terms of NYSE Euronext Omnibus Incentive Plan, which was approved by former shareholders of NYSE Euronext. Please see further discussion of these amounts in the “Annual Bonus” and “Mr. Niederauer’s Compensation” sections of the Compensation Discussion & Analysis and footnote 3 of the “2013 Grants of Plan-Based Awards” table.

(4)	The amounts in this column represent the items in the 2013 All Other Compensation table below.

(5)	The amounts listed in this column represent bonuses paid upon the closing of the NYSE Acquisition on November 13, 2013. For Mr. Swann an amount paid in GBP converted to USD using the 12/31/2013 conversion rate of 1.6488. Please see further discussion of these amounts in the “Annual Bonus” section of the Compensation Discussion & Analysis.

2013 All Other Compensation

The following table provides details regarding the perquisites received by each of the NEOs, as well as the other elements of compensation listed in the “All Other Compensation” column of the Summary Compensation Table, for the fiscal year ended December 31, 2013.

Name	401(k) Matching/ UK Pension Plan Contributions ($)(1)	Life Insurance Premiums ($)(2)	Disability Insurance Premiums ($)(3)	Other Amounts ($) (4)(5)(6)	Total ($)

Jeffrey C. Sprecher	12,750	8,858	11,120	—	32,728

Scott A. Hill	12,750	7,944	1,632	—	22,326

Charles A. Vice	12,750	6,178	2,525	23,138	44,591

Duncan L. Niederauer	27,550	2,856	6,616	421,734	458,756

Paul Swann	137,695	2,152	6,824	15,828	162,499

(1)	The amounts in this column for Messrs. Sprecher, Hill and Vice represent fiscal year 2013 matching contributions under our 401(k) and Profit Sharing Plan. The matching formula is 100% of the first 5% of the eligible employee’s compensation contributed to the 401(k) Plan, subject to plan and statutory limits. Each NEO participates under the same terms and conditions as all other eligible employees. The amount for Mr. Niederauer reflects a matching formula of 100% of the first 6% of his compensation contributed to the NYSE 401(k) Plan, subject to plan and statutory limits. Mr. Niederauer’s figure also includes a contribution under the NYSE Euronext Retirement Accumulation Plan (“RAP”), pursuant to which each eligible employee received an annual RAP contribution to his or her account under the NYSE Euronext 401(k) plan in an amount determined based on age and base earnings (ranging from 3% of base earnings if under age 35 to 6% of base earnings if age 55 or over). The amount for Mr. Swann represents the company contribution paid into his personal pension plan converted from GBP to USD as of 12/31/2013 at a rate of 1.6488.

(2)	The amounts in this column represent fiscal year 2013 payments of term life insurance policy premiums.

(3)	The amounts in this column represent fiscal year 2013 payments of supplemental disability insurance policy premiums.

(4)

The amount listed for Mr. Vice represents the incremental cost of personal use of corporate aircraft during 2013. This amount was calculated based on the variable operating costs to ICE for each flight hour attributed to personal use (as well as any flight hours attributable to empty pick-up or return flights), including fuel costs; labor, parts, and maintenance costs; landing and parking fees; on-board catering costs; and crew expenses. These per-hour costs were determined by using industry-standard cost-estimating guides. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as crew salaries, pilot training, depreciation, hangar rent and insurance. In addition to the incremental cost of personal aircraft use reported above, we also impute taxable income to the named executive officers for any personal aircraft use in accordance with Internal Revenue Service regulations and ICE does not provide tax reimbursements, or “gross-ups,” on these amounts.

(5)	The amount listed for Mr. Niederauer includes dividend equivalents ($313,863), employer RAP contribution, that cannot be contributed to the 401(k) plan due to applicable Internal Revenue Code limits, to the SESP ($37,750), and imputed income related to personal use of a company-provided car and driver ($70,121).

(6)	The amount listed for Mr. Swann represents a car allowance converted from GBP to USD as of 12/31/2013 at a rate of 1.6488.

2013 Grants of Plan-Based Awards

The following table presents information relating to equity awards granted to the NEOs in fiscal year 2013. References in the table to “2009 OIP” refer to the 2009 Omnibus Incentive Plan, “2013 OIP” refer to the 2013 Omnibus Employee Incentive Plan, “NYSE Euronext OIP” refer to the NYSE Euronext Omnibus Incentive Plan, and “EBP” refer to the Executive Bonus Plan.

Name	Grant Date and Approval Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Jeffrey C. Sprecher
2009 OIP	1/11/2013	(1)							32,543	129.36	1,249,977
2009 OIP	1/11/2013	(2)				14,494	28,988	57,976
2013 OIP	11/13/2013	(3)				25,020	50,040	52,542
EBP		(4)	N/A	2,100,000	N/A

Scott A. Hill
2009 OIP	1/11/2013	(1)							16,271	129.36	624,969
2009 OIP	1/11/2013	(2)				7,247	14,494	28,988
2013 OIP	11/13/2013	(3)				6,568	13,135	13,792
EBP		(4)	N/A	1,050,000	N/A

Charles A. Vice
2009 OIP	1/11/2013	(1)							22,780	129.36	874,980
2009 OIP	1/11/2013	(2)				10,146	20,292	40,584
2013 OIP	11/13/2013	(3)				6,568	13,135	13,792
EBP		(4)	N/A	1,312,500	N/A

Duncan L. Niederauer
NYSE Euronext OIP	2/6/2013	(5)				14,533	19,378	38,756
NYSE Euronext OIP	2/6/2013	(5)				N/A	10,819	N/A
NYSE Euronext OIP	2/6/2013	(5)				N/A	9,688	N/A
NYSE Euronext OIP		(4)	N/A	5,500,000	N/A

Paul Swann
2009 OIP	1/11/2013	(1)							6,508	129.36	249,972
2009 OIP	1/11/2013	(2)				2,899	5,797	11,594
2013 OIP	11/13/2013	(3)				6,568	13,135	13,792
EBP		(4)	N/A	989,280	N/A

(1)	Represents stock options granted on January 11, 2013. These values were calculated in accordance with FASB ASC Topic 718 on the date of grant. Please see note 2 of our Summary Compensation Table for additional discussion of these grants.

(2)

Represents performance-based restricted stock units granted on January 11, 2013 with a three year vesting schedule (33.3% vesting upon approval of 2013 actual performance compared to the targets, and 33.3% on each of the first business days in January 2015 and January 2016). The number of shares issued is determined based on the accomplishment of a 2013 financial target as well as the company’s total shareholder return relative to the S&P 500 index. Please see the “Equity Compensation” section of the Compensation Discussion & Analysis for additional discussion of this grant. The grant date fair value of this award was calculated in accordance with ASC Topic 718, and such accounting is further described in Note 9 to our Consolidated Financial Statements for 2013 (filed with our Annual Report on Form 10-K). The actual performance-based restricted stock units earned based on 2013 performance were: Mr. Sprecher: 22,407 shares; Mr. Hill: 11,203 shares; Mr. Vice: 15,685 shares; and Mr. Swann: 4,481 shares.

(3)	Represents performance-based restricted stock units granted on November 13, 2013. Please see the “Equity Compensation” section of the Compensation Discussion & Analysis for additional discussion of this grant.

(4)	Represents full-year target bonus payout levels. Bonus targets as a percentage of salary for 2013 were as follows: 200% of salary for Mr. Sprecher, 175% of salary for Mr. Vice, 150% of salary for Mr. Hill, and 100% for Mr. Swann. Actual awards granted in any given year may range from no payout to bonus payments above the established target levels, in accordance with the terms of the Executive Bonus Plan (for NEOs other than Mr. Niederauer) and the NYSE Omnibus Incentive Plan (for Mr. Niederauer). For fiscal year 2013, the Compensation Committee authorized the following cash payments, pursuant to the Executive Bonus Plan (for NEOs other than Mr. Niederauer) and the NYSE Omnibus Incentive Plan (for Mr. Niederauer): Mr. Sprecher: $1,974,000, Mr. Hill: $987,000, Mr. Vice: $1,233,750, Mr. Swann: $929,923, and Mr. Niederauer: $5,500,000.

(5)	Represents restricted stock units and performance share units granted to Mr. Niederauer on February 6, 2013. Upon the closing of the NYSE Euronext Acquisition, the restricted stock unit award was converted into a restricted stock unit award denominated in shares of ICE Common Stock that is subject to the same vesting schedule as the original award. Upon the closing of the NYSE Euronext Acquisition, the portion of the performance share units for which the performance criteria was deemed attained (the greater of target (100%) or actual performance measured as of the last day of the month ending prior to the month of closing) was converted into a restricted stock unit award denominated in shares of ICE Common Stock that is subject to the same vesting schedule as the performance share unit award. The actual performance-based restricted stock units earned based on 2013 performance for Mr. Niederauer was 29,299 shares. Please see the “Mr. Niederauer’s Compensation” section of the Compensation Discussion & Analysis for additional discussion of these grants.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information relating to outstanding equity awards held by the NEOs for the fiscal year ended December 31, 2013, based on the closing price of $224.92 for our Common Stock on the NYSE on December 31, 2013. References in the table to “2000 SOP” refer to the 2000 Stock Option Plan, “2009 OIP” refer to the 2009 Omnibus Incentive Plan, “2013 OIP” refer to the 2013 Omnibus Employee Incentive Plan, and “NYSE Euronext OIP” refer to the NYSE Euronext Omnibus Incentive Plan.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (# Exercisable)(1)	Number of Securities Underlying Unexercised Options (# Unexercisable)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey C. Sprecher
2000 SOP	12/22/2006		36,802	—	104.23	12/22/2016
2000 SOP	12/28/2007		14,550	—	189.43	12/28/2017
2000 SOP	12/16/2008		27,432	—	80.17	12/16/2018
2009 OIP	12/10/2009		26,672	—	106.00	12/10/2019
2009 OIP	1/11/2011		21,216	627	112.48	1/11/2021
2009 OIP	1/17/2012		14,741	8,330	112.15	1/17/2022
2009 OIP	1/11/2013		—	32,543	129.36	1/11/2023
2009 OIP	1/11/2011	(3)					11,896	2,675,648
2009 OIP	1/17/2012	(4)					17,127	3,852,205
2009 OIP	1/11/2013	(5)					22,407	5,039,782
2013 OIP	11/13/2013	(6)							50,040	11,254,997

Scott A. Hill
2000 SOP	5/14/2007		2,578	—	138.80	5/14/2017
200z0 SOP	12/28/2007		5,560	—	189.43	12/28/2017
2000 SOP	12/16/2008		6,946	—	80.17	12/16/2018
2009 OIP	12/10/2009		9,862	—	106.00	12/10/2019
2009 OIP	1/11/2011		7,894	224	112.48	1/11/2021
2009 OIP	1/17/2012		7,370	4,165	112.15	1/17/2022
2009 OIP	1/11/2013		—	16,271	129.36	1/11/2023
2009 OIP	1/11/2011	(3)					4,249	955,685
2009 OIP	1/17/2012	(4)					8,564	1,926,215
2009 OIP	1/11/2013	(5)					11,203	2,519,779
2013 OIP	11/13/2013	(6)							13,135	2,954,324

Charles A. Vice
2000 SOP	12/22/2006		10,182	—	104.23	12/22/2016
2000 SOP	12/28/2007		11,120	—	189.43	12/28/2017
2000 SOP	12/16/2008		—	—	80.17	12/16/2018
2009 OIP	12/10/2009		12,207	—	106.00	12/10/2019
2009 OIP	1/11/2011		9,636	299	112.48	1/11/2021
2009 OIP	1/17/2012		10,318	5,831	112.15	1/17/2022
2009 OIP	1/11/2013		—	22,780	129.36	1/11/2023
2009 OIP	1/11/2011	(3)					5,665	1,274,172
2009 OIP	1/17/2012	(4)					11,989	2,696,566
2009 OIP	1/11/2013	(5)					15,685	3,527,870
2013 OIP	11/13/2013	(6)							13,135	2,954,324

Duncan L. Niederauer
NYSE Euronext OIP	5/1/2012	(7)					34,660	7,795,727
NYSE Euronext OIP	2/6/2013	(8)					29,299	6,589,931
NYSE Euronext OIP	2/6/2013	(8)					9,688	2,179,025

Paul Swann
2000 SOP	7/9/2007		2,389	—	156.78	7/9/2017
2000 SOP	12/28/2007		1,110	—	189.43	12/28/2017
2000 SOP	12/16/2008		4,097	—	80.17	12/16/2018
2009 OIP	12/10/2009		4,931	—	106.00	12/10/2019
2009 OIP	1/11/2011		3,946	113	112.48	1/11/2021
2009 OIP	1/17/2012		2,210	1,250	112.15	1/17/2022
2009 OIP	1/11/2013		—	6,508	129.36	1/11/2023
2009 OIP	1/11/2011	(3)					2,124	477,730
2009 OIP	1/17/2012	(4)					2,569	577,819
2009 OIP	1/11/2013	(5)					4,481	1,007,867
2013 OIP	11/13/2013	(6)							13,135	2,954,324

(1)	Stock options granted after 2006 vest over a three-year period (33.33% on the one-year anniversary of the grant date and the balance vesting ratably on a monthly basis over the remaining 24 months). Stock options granted through 2006 vest over a four-year period (25% on the one-year anniversary date of the grant date and the balance vesting ratably on a monthly basis over the remaining 36 months).

(2)	Market value of stock awards is calculated based on the closing price of our Common Stock on the NYSE on December 31, 2013 ($224.92) times the number of shares or units of stock that have not vested.

(3)	Represents performance-based restricted stock units granted on January 11, 2011 and earned based on the achievement of 2011 financial performance vs. a pre-established target, as well as performance of ICE’s Common Stock vs. the S&P 500 Index. These restricted stock units vest and are settled over a three-year period (33.3% upon approval of 2011 actual performance compared to the target, and 33.3% on each of the first business days in January 2013 and 2014). Payout values reflect actual performance, which was 139.8% of the target performance level.

(4)	Represents performance-based restricted stock units granted on January 17, 2012 and earned based on the achievement of 2012 financial performance vs. a pre-established target, as well as performance of ICE’s Common Stock vs. the S&P 500 Index. These restricted stock units vest and are settled over a three-year period (33.3% upon approval of 2012 actual performance compared to the target, and 33.3% on each of the first business days in January 2014 and 2015). Payout values reflect actual performance, which was 75.3% of the target performance level.

(5)	Represents performance-based restricted stock units granted on January 11, 2013 and earned based on the achievement of 2013 financial performance vs. a pre-established target, as well as performance of ICE’s Common Stock vs. the S&P 500 Index. These restricted stock units vest and are settled over a three-year period (33.3% upon approval of 2013 actual performance compared to the target, and 33.3% on each of the first business days in January 2015 and 2016). Payout values reflect actual performance, which was 77.3% of the target performance level.

(6)	Represents one-time performance-based restricted stock units granted on November 13, 2013 that will be earned based on the achievement of a minimum cumulative EBITDA, subject to adjustment to reflect ICE’s actual 2013 EBITDA attributable to the Euronext business, over the three-year period from 2014 – 2016, then the number of performance-based restricted stock units that will be earned by the grantees will be determined based on ICE’s achievement of a certain performance metric relative to a target performance level. The performance metric applicable to these performance-based restricted stock units is ICE’s cumulative consolidated EBITDA over the performance period, divided by ICE’s headcount as of January 1, 2017. At the end of the performance period, the number of performance-based restricted stock units that are earned by a grantee will range from 0% to 105% of his or her target award, depending on the level of performance achieved by ICE. These performance-based restricted stock units vest, if earned, on February 15, 2017.

(7)	Represents performance share units granted to Mr. Niederauer on May 1, 2012. Upon the closing of the NYSE Euronext Acquisition, the portion of the performance share units for which the performance criteria was deemed attained (the greater of target (100%) or actual performance measured as of the last day of the month ending prior to the month of closing) was converted into a restricted stock unit award denominated in shares of ICE Common Stock that is subject to the same vesting schedule as the original NYSE performance share unit award.

(8)	Represents restricted stock units and performance share units granted to Mr. Niederauer on February 6, 2013. Upon the closing of the NYSE Euronext Acquisition, the restricted stock unit award was converted into a restricted stock unit award denominated in shares of ICE Common Stock that is subject to the same vesting schedule as the original award, and the performance share unit award was converted, as described in footnote 7 above, into a restricted stock unit award denominated in shares of ICE Common Stock. Please see the “Mr. Niederauer’s Compensation” section of the Compensation Discussion & Analysis for additional discussion of this grant.

Option Exercises and Stock Vested During 2013

The following table presents information relating to stock option awards exercised and stock awards vested, respectively, during fiscal year 2013 for the NEOs.

	Option Awards Exercised in 2013		Stock Awards Vested in 2013
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting ($)(3)

Jeffrey C. Sprecher	1,832	147,694	32,121	4,167,669

Scott A. Hill	2,548	213,150	13,627	1,834,869

Charles A. Vice	4,763	89,104	17,214	2,294,708

Duncan L. Niederauer	—	—	69,648	13,902,396

Paul Swann	—	—	6,423	862,778

(1)	The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of our Common Stock on the date of exercise and the exercise price of the stock options.

(2)	These shares represent performance-based restricted stock units initially granted on December 10, 2009, January 11, 2011 and January 17, 2012, that vested in 2013.

(3)	The amounts in this column are calculated by multiplying the number of shares that in each case vested during 2013 by the fair market value of our Common Stock on the vesting date.

2013 Nonqualified Defined Contribution and Other Deferred Compensation Plans

As a result of the NYSE Euronext Acquisition, we currently maintain a defined contribution style non-qualified arrangement, the Supplemental Executive Savings Plan (“SESP”), in which Mr. Niederauer is the only NEO that participates. The SESP allows for employee contributions above 401(k) limits imposed under the Internal Revenue Code. While the Company does not make employer matching contributions to the SESP, the Company does make RAP contributions to the SESP that cannot be contributed to the executives’ accounts under the 401(k) plan due to applicable Internal Revenue Code limits. We do not otherwise maintain any nonqualified defined contribution plans or active nonqualified deferred compensation plans, such as a supplemental executive retirement plan, 401(k) excess plan, or other vehicles to defer the receipt of cash or equity compensation.

The following table presents information relating to the nonqualified defined contribution and other deferred compensation plans during fiscal year 2013 for the NEOs.

Name	Executive Contributions in 2013 ($)(1)	Employer Contributions in 2013 ($)(2)	Aggregate Earnings in 2013 ($)(3)	Aggregate Withdrawals/ Distributions in 2013 ($)	Aggregate Balance at 12/31/13 ($)
Duncan L. Niederauer	44,700	37,750	111	—	594,904

(1)	Represents salary deferred under the SESP. This amount appeared in the 2013 Summary Compensation Table as “Salary” for 2013.

(2)	Represents Retirement Accumulation Plan (“RAP”) contributions made by NYSE Euronext. Each eligible employee received an annual RAP contribution to his or her account under the NYSE Euronext 401(k) plan in an amount determined based on age and base earnings (ranging from 3% of base earnings if under age 35 to 6% of base earnings if age 55 or over). Amounts that could not be contributed to Mr. Niederauer’s account under the NYSE Euronext 401(k) plan due to applicable Internal Revenue Code limits were contributed to his account under the SESP.

(3)	These earnings consist primarily of market gains and losses as well as dividends paid on equity investments.

Employment Agreements and Other Factors Affecting 2013 Compensation

We have entered into, or in the case of Mr. Niederauer, assumed employment agreements with each of the NEOs that contain provisions that govern compensation in the event of termination for cause, termination by ICE unrelated to a change in control, and, in the case of Messrs. Sprecher, Vice, Hill and Niederauer, termination by ICE after a change in control. The material provisions regarding the employment agreements and the provisions governing these termination scenarios are described below.

As discussed in our 2012 proxy filing, ICE entered into revised employment agreements with Messrs. Sprecher, Vice and Hill in February 2012. Among other modifications, the revisions (1) removed the Code Section 280G excise tax gross-up provision from the revised employment agreements for each executive other than Mr. Hill (whose employment agreement had previously been amended to remove this provision); (2) changed the calculation for the “bonus” portion of each executive’s cash severance amount from a fixed percentage of base salary to a formula based on the executive’s actual bonus payments; (3) clarified treatment of the executive’s equity awards, in each case, as paid or provided in connection with termination of employment by ICE other than for “cause” or the executive’s resignation for “good reason” (each as defined below); (4) increased the time period for eligibility for “change in control” severance treatment for a qualifying employment termination to 180 days from 90 days preceding a change in control; (5) modified the “good reason” definition to include the failure of ICE’s successor to assume the executive’s employment agreement and the receipt of a notice of non-renewal of the employment agreement term during the three years following a “change in control”; and (6) updated the salary of Messrs. Sprecher, Vice and Hill (as described in our 2012 proxy filing).

Term of Employment

The employment agreements for Messrs. Sprecher, Vice and Hill provide for an initial employment term of three years, which will be automatically extended every six months during the term of each agreement so that the remaining term of the agreement is never more than three years or less than two and a half years, unless either ICE or the executive, prior to the date of extension, give written notice to the other that there will be no extension. The effect of this provision is to ensure that the term remaining under any of these agreements is never more than the initial term and never less than six months less than the initial term. The employment agreement for Mr. Swann and the original employment agreement for Mr. Niederauer do not provide for fixed employment terms.

Base and Bonus Compensation

The employment agreements for each of Messrs. Sprecher, Vice and Hill provide for an initial annual base salary, subject to increase, and an annual bonus that is reasonable in light of his contribution for that year and contributions made by and bonuses paid to ICE’s other senior executives for such year. Mr. Swann’s employment agreement provides for an initial annual base salary and discretionary bonus. In addition, each of Messrs. Sprecher, Vice and Hill is also entitled to receive, from time to time, grants of awards under our equity plans, in each case as determined by the Compensation Committee or by the Board of Directors as a whole.

Mr. Niederauer’s original employment agreement, in effect during 2013, provides for an annual base salary of no less than $1 million and a target bonus opportunity of no less than $5 million. In addition, the employment agreement provides for restricted stock unit and performance share unit awards in each of 2013, 2014 and 2015, where the target for each restricted stock unit award is a number of restricted stock units with a grant date fair market value equal to $3 million, subject to discretionary adjustment, and the grant date fair market value of each performance share unit award is equal to $3 million.

Pension

Mr. Swann is entitled to join ICE Clear Europe’s non-contributory pension scheme and ICE Clear Europe will contribute 15% of his annual base salary.

Perquisites

Mr. Swann’s employment agreement provides for an annual car allowance. Mr. Niederauer’s employment agreement provides for his use of a car and driver to be provided by ICE.

Non-competition

Each of Messrs. Sprecher, Vice and Hill agrees under his employment agreement that for the term of his employment agreement or, if less, for the one-year period which starts on the date that his employment terminates, he will not assume or perform any managerial or supervisory responsibilities and duties that are substantially the same as those that he performs for ICE for any other business entity that engages in operating global commodity and financial products marketplaces for the trading of physical commodities, futures contracts, options contracts, and other derivative instruments, providing risk management tools and clearing services, providing brokerage services, and providing market data relating to these services in which ICE is engaged as of the date of termination of the executive’s employment or in which ICE proposes to engage under its business plan as in effect on such date, if any site of any of the offices or equipment of such competitive business is located in the United States, Canada, the United Kingdom or Singapore.

Mr. Swann is employed by ICE Clear Europe in the U.K., and his employment agreement is governed by U.K. law. Mr. Swann agrees under his employment agreement that for a period of six months beginning on the date of termination (or the first day of a garden leave), he will not carry on or be interested in any part of any trade or business which is owned, operated or otherwise controlled directly or indirectly by Nymex Holdings, Inc., Nymex, Inc., New York Mercantile Exchange, Inc., Nymex Europe Limited, Commodity Exchange, Inc. or any of their respective affiliates. Mr. Swann is restricted during the one-month period following his termination date from soliciting or accepting instructions (i) from customers jointly with ICE Clear Europe, (ii) in respect of business which would reasonably be expected to be performed by ICE or its affiliates on behalf of a customer or prospective customer with whom Mr. Swann was involved during the twelve-month period prior to the termination or (iii) in respect of services that are the same or similar to and in competition with the business of ICE Clear Europe in which he was engaged in his capacity as an employee of ICE Clear Europe within the period of twelve months prior to the termination.

Mr. Niederauer agrees under his employment agreement that for the one-year period beginning on the date of termination, he will not render services to, act as an employee, partner or independent contractor of or serve as a board member on any board of directors of any securities exchange, electronic communications network or other such entity or similar direct seller of market data in the financial services business, whose business competes with the businesses of ICE or its majority-owned subsidiaries, in North America or Europe as such businesses were being conducted, or which ICE was actively planning to enter, on the date of termination of Mr. Niederauer’s employment.

The employment agreements provide that each executive may own 5% or less (in the case of Mr. Niederauer, less than 5%) of the stock of a publicly traded company that engages in such competitive business (or Nymex entity, in the case of Mr. Swann), so long as they are only passive investors and are not actively involved in such company in any way.

Non-solicitation

Each of Messrs. Sprecher, Vice and Hill is restricted from soliciting, for the purpose of competing with ICE or its affiliates, any of its customers or customers of its affiliates with whom the executive had contact, knowledge or association (i) at any time during the executive’s employment with ICE or its affiliates and (ii) at any time during the twenty-four month period immediately preceding the beginning of the “restricted period.” “Restricted period” means the term of the executive’s employment agreement, including after termination of employment, the remainder of the term of the agreement without regard to the reason for the executive’s termination of employment (as such initial term may have been extended under the agreement). Mr. Swann is restricted during the two-month period beginning on his termination date (or the first day of a garden leave) from interfering with the supply of goods or services to ICE Clear Europe, ICE or its affiliates. Mr. Niederauer is restricted from soliciting any third party to terminate the party’s business relationship with ICE or otherwise interfering with any business or contractual relationship of ICE during the one-year period beginning on his termination date.

Each of Messrs. Sprecher, Vice and Hill is restricted from soliciting, for the purpose of competing with ICE or its affiliates, any other officer, employee or independent contractor of ICE or its affiliates with whom the executive had contact, knowledge or association (i) at any time during the executive’s employment with ICE or its affiliates and (ii) at any time during the twelve-month period immediately preceding the beginning of the “restricted period,” to terminate his employment or business relationship with ICE or its affiliates. Mr. Swann is restricted during the twelve-month period beginning on his termination date (or the first day of a garden leave) from soliciting any person who, during the twelve-month period preceding Mr. Swann’s termination date, was employed by ICE Clear Europe, ICE or its affiliates as a senior manager or reported directly to a senior manager and earned a base salary of over £35,000. Mr. Niederauer is restricted during the one-year period beginning on his termination date from soliciting any person who is, at the time of the solicitation, or was during the previous six months, employed by ICE to terminate his or her employment relationship with ICE.

Confidentiality Provisions

Each of Messrs. Sprecher, Vice and Hill is subject to customary confidentiality provisions during the term of employment and for a five year period after termination, and each executive must not use or disclose any of ICE’s trade secrets for as long as they remain trade secrets. Mr. Swann is subject to customary confidentiality provisions during and after the term of employment and must not use or disclose trade secrets of ICE Clear Europe or its affiliates during or after the term of employment.

Termination for Cause or Executive Resignation Other than for Good Reason

For Messrs. Sprecher, Vice and Hill, if ICE terminates the executive for “Cause,” as such term is defined below, if any such executive resigns other than for “Good Reason,” as such term is defined below, or if the executive’s employment terminates as a result of his death or disability, ICE must pay the executive, among other benefits, all accrued but unpaid salary, annual bonus, if any, and unreimbursed expenses. If an executive’s employment terminates as a result of his death, any unvested stock options, unvested restricted stock units and unvested performance share units will become immediately vested.

Mr. Niederauer’s original employment agreement, which was in effect during 2013, provides that upon a termination for any reason, ICE must pay him, among other benefits, all accrued but unpaid salary, earned but unpaid annual bonus, if any, and payment in respect of accrued but unused vacation days. On termination of employment due to his death, he is also entitled to a pro-rated annual bonus and accelerated vesting and distribution with respect to his equity compensation awards on the same terms as on a termination unrelated to a Change in Control, as described below.

Termination by ICE Unrelated to a Change in Control

For Messrs. Sprecher, Vice and Hill, if there is a termination of employment by ICE without “Cause” or resignation by the executive for “Good Reason” that is unrelated to a “Change in Control,” as such term is defined below, ICE must pay a lump sum cash payment equal to three (3) times the greater of the average of the last three bonuses and the last bonus paid to the executive prior to termination. In addition, any stock options or other equity awards granted (including performance-based awards which were earned but not vested for any performance period that was completed as of the termination of employment) will become exercisable or vest upon the executive’s termination. Performance-based awards for any performance period in progress as of the termination of employment will be earned based on actual performance as determined after completion of the performance period, in accordance with the terms of such grants, and such earned awards will fully vest on such determination date. Mr. Swann’s employment agreement provides for a nine-month notice period and ICE Clear Europe may pay salary in lieu of notice.

Pursuant to Mr. Niederauer’s original employment agreement, which was in effect during 2013, if ICE terminates Mr. Niederauer without “Cause,” as such term is defined below or if he resigns for “Good Reason,” as such term is defined below, ICE must pay lump sum cash payments equal to (i) two times his base salary plus target bonus and (ii) his pro-rated annual bonus for the year of termination based on the achievement of the applicable performance metrics for such year. In addition, any equity-based compensation awards granted with respect to an annual bonus will fully vest, and any shares underlying any such awards will be distributed. Any equity-based long term incentive awards that are subject to time-based vesting conditions will vest, and any shares underlying such awards will be distributed, as if Mr. Niederauer had remained employed through the next scheduled vesting date. Any equity-based long term incentive awards that are subject to performance vesting conditions will vest, and any shares underlying such awards will be distributed, in an amount based on the achievement of the applicable performance metrics for the applicable performance period, which vesting and distribution will be pro-rated to reflect the portion of such period that Mr. Niederauer was employed.

Further, for Messrs. Sprecher, Vice, Hill and Niederauer, ICE is required to continue to make available coverage under the employee benefits plans as if the executive remained employed for the “Welfare Benefit Continuation Period” or “Continuation Period,” in the case of Mr. Niederauer, defined in each case as two years. For Messrs. Sprecher, Vice and Hill, if the executive delivers written notice that there will not be an extension of the agreement to ICE, the Welfare Benefit Continuation Period is the shorter of the period defined above or the balance of the term of the employment agreement.

“Cause,” as used in the employment agreements for Messrs. Sprecher, Vice and Hill, generally means: (i) the employee is convicted of, pleads guilty to, or otherwise admits to any felony or act of fraud, misappropriation or embezzlement; (ii) the employee knowingly engages or fails to engage in any act or course of conduct that is (a) reasonably likely to adversely affect ICE’s rights or qualification under applicable laws, rules or regulations to serve as an exchange or other form of a marketplace for trading the products defined in the non-competition section or (b) that violates the rules of any exchange or market on which ICE effects trades (or at such time are actively contemplating effecting trades) and is reasonably likely to lead to a denial of ICE’s right or qualification to effect trades on such exchange or market; (iii) there is any act or omission by the employee involving malfeasance or gross negligence in the performance of his duties and responsibilities or the exercise of his powers to the material detriment of ICE; or (iv) the employee (a) breaches any of the covenants made under his employment agreement or (b) violates any provision of any code of conduct adopted by ICE that applies to him if the consequence to such violation ordinarily would be a termination of his employment.

“Gross misconduct,” as used in Mr. Swann’s agreement, includes acts such as: (i) a breach of the trading rules, regulations and employee policies of ICE or ICE London; (ii) theft or attempted theft or unauthorized possession of ICE Clear Europe or employees’ property; (iii) serious damage to ICE Clear Europe property; (iv) dishonesty including falsification of reports, accounts, expense claims or self-certification forms; (v) refusal to carry out duties or reasonable instructions; (vi) consumption of alcohol or drugs, whether on or off duty such that the performance of his duties is adversely affected, (vii) violent, dangerous or intimidatory conduct; (viii) harassment; (ix) divulging any of ICE Clear Europe’s confidential information (or that of any associated company) or that of its clients, customers, suppliers or agents without ICE Clear Europe’s prior authorization; and (x) potentially criminal activity in the workplace.

“Cause,” as used in Mr. Niederauer’s employment agreement, generally means his: (i) conviction of, or plea of nolo contendere to, a felony involving moral turpitude; (ii) willful misconduct or gross neglect, in either case resulting in material harm to ICE; (iii) willful continued failure to carry out reasonable and lawful directions of the Board of Directors; (iv) fraud, embezzlement, theft or dishonesty of a material nature against ICE or willful violation of a company policy or procedure, in each case resulting in material harm to ICE; or (v) willful material breach of the restrictions against competition and solicitation contained in the employment agreement that is not cured by Mr. Niederauer within 30 days after the Board of Directors provides written notice.

“Change in Control,” as used in the employment agreements for Messrs. Sprecher, Vice and Hill, generally means: (i) any person is or becomes the beneficial owner, directly or indirectly, of securities representing 30% or more of the combined voting power of any outstanding ICE securities eligible to vote in an election of directors (subject to certain exceptions, including if such person is the executive, an entity controlled by the executive or group of which the executive is a member); (ii) any dissolution or liquidation of ICE or any sale or disposition of 50% or more of ICE’s assets or business; or (iii) the consummation of any reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving ICE, unless (a) the persons who were the beneficial owners of outstanding ICE securities eligible to vote in an election of directors immediately before the consummation of such transaction hold more than 60% of the voting power immediately following the consummation of such transaction, and (b) each such person holds such securities in substantially the same proportion immediately following the consummation of such transaction as each such person had held immediately prior to the consummation of such transaction.

“Change in Control,” as used in Mr. Niederauer’s employment agreement, generally means: (i) a change in the majority control of ICE (as successor to NYSE Euronext); (ii) a change in the majority control of the Board of Directors; (iii) the consummation of one of several specified business combinations, such as a reorganization, merger, share exchange or sale of all or substantially all of the assets of ICE, if our stockholders before the combination do not hold the majority of the shares of the resulting company and the members of the Board of Directors do not hold the majority of seats on the board of the resulting company; or (iv) the approval of a liquidation or dissolution of ICE by our stockholders.

“Good Reason,” as used in the employment agreements for Messrs. Sprecher, Vice and Hill, generally means: (i) there is a material reduction in the executive’s base salary or opportunity to receive any annual bonus and equity grants without the executive’s express written consent; (ii) there is a material reduction in the scope, importance or prestige of the executive’s duties; (iii) executive is transferred from his primary work site to a site that is more than thirty miles from his then current work site; (iv) after a Change in Control, executive’s job title is materially changed or executive is no longer provided the same or substantially equivalent plans, programs and policies; (v) there is a material breach of his employment agreement; (vi) executive receives notice of non-renewal during the three years following a Change in Control; (vii) the failure of any successor to ICE to expressly assume executive’s employment agreement; or (viii) in the case of Mr. Sprecher, ICE fails to nominate Mr. Sprecher for re-election to the Board of Directors.

“Good Reason,” as used in Mr. Niederauer’s employment agreement, generally means the occurrence of any of the following: (i) a material reduction in base salary or target bonus; (ii) a relocation of Mr. Niederauer’s principal office to more than fifty miles from New York, New York; (iii) a material reduction in titles, authority, duties or responsibilities; (iv) a change in reporting so that Mr. Niederauer no longer reports to the Board of Directors; (v) the failure by ICE to obtain an assumption of its obligations under the employment agreement by any successor to ICE within 15 days after a merger, consolidation, sale or similar transaction; (vi) a material breach by ICE of the employment agreement; or (vii) the failure to nominate Mr. Niederauer as a director in the first election following his removal from the Board of Directors.

Termination Following a Change in Control

For Messrs. Sprecher, Vice and Hill, if the termination of employment by ICE without “Cause” or resignation by the executive for “Good Reason” occurs following, or within 180 days prior to, the effective date of a Change in Control of ICE, ICE must pay the executive a lump sum amount of cash equal to three (3) times (i) his salary; and (ii) the greater of the average of the last three bonuses paid to executive prior to termination, the last bonus paid to executive prior to the effective date of a Change in Control and the last bonus paid to executive prior to termination. In addition, any stock options or other equity awards granted (including performance-based awards which were earned but not vested for any performance period that was completed as of the termination of employment) will become exercisable or vest upon the executive’s termination. Performance-based awards for any performance period in progress as of the termination of employment will be earned based on actual performance as determined after completion of the performance period, in accordance with the terms of such grants, and such earned awards will fully vest on such determination date. The executive will be entitled to exercise his stock options that had been granted after entering into the employment agreement for the same period as if the executive had continued in employment through the remainder of his term.

Further, ICE must continue to make available coverage under the employee benefits plans as if an executive remained employed for the Welfare Benefit Continuation Period. If an executive delivers written notice to ICE, the Welfare Benefit Continuation Period is the shorter of the period defined above or the balance of the term of the employment agreement. All gross-up provisions for tax consequences have been removed from the employment agreements; therefore no NEOs are eligible for gross-up payments.

Mr. Swann’s employment agreement does not contain Change in Control provisions. Mr. Niederauer’s employment agreement, as in effect during 2013, provides that upon a termination following a Change in Control, he will receive the same severance amount that he would have received upon a termination without Cause or resignation for Good Reason. However, if the payments and benefits due to him under his employment agreement or any other plan of ICE or its affiliates would be subject to Code Section 280G, the payments and benefits will be reduced to $1,000 less than the maximum amount of payments that would not be subject to Section 280G, but only if such reduction places him in a better after-tax position than if such reduction were not made.

Amendment to Mr. Niederauer’s Agreement

On February 10, 2014, ICE, NYSE Euronext Holdings, LLC and Mr. Niederauer entered into an amendment to Mr. Niederauer’s existing employment agreement. The amendment provided for an employment term ending on December 31, 2014 and revised certain compensation arrangements under his existing employment agreement, as previously discussed in the Compensation Discussion & Analysis.

Pursuant to the amendment, Mr. Niederauer will receive base salary, annual bonuses for fiscal years 2013 and 2014 and certain grants of equity compensation, which will vest on December 31, 2014, subject to acceleration in certain circumstances, as described below. In addition to other benefits under his existing employment agreement, Mr. Niederauer will receive a one-time $13 million cash payment following termination of his employment for any reason, paid no earlier than the six-month anniversary of the termination date, and his health and life insurance will continue for two years following termination. The severance payment is subject to the Section 280G cutback described above.

In addition to the severance payment described above, if ICE terminates Mr. Niederauer without Cause or he resigns for Good Reason, Mr. Niederauer will be entitled to (i) a lump-sum cash payment equal to an annual bonus for the calendar year of termination, based on actual performance for the year, (ii) base salary through December 31, 2014, (iii) vesting of service-based equity awards, including awards that previously were, but no longer are, subject to a performance condition and (iv) vesting of performance-based restricted stock units, subject to the applicable performance condition. In the event of a termination due to death or disability, the additional payments will consist of (i) a pro-rated annual bonus based on actual performance for the year, (ii) full vesting of the restricted stock units granted pursuant to the amendment, (iii) pro-rata vesting of other service-based equity awards and (iv) vesting of the performance-based restricted stock units granted pursuant to the amendment at target.

The definition of Good Reason generally remains the same, except that it was revised to reflect the fact that Mr. Niederauer reports to the Chief Executive Officer of ICE and was also revised so that the failure to nominate Mr. Niederauer as a director in the first election following his removal from the Board of Directors no longer constitutes Good Reason.

The amounts in the termination table and the Summary Compensation Table and related tables are calculated under the employment agreement as in effect on December 31, 2013, but for termination after February 10, 2014, as described above and in the Compensation Discussion & Analysis.

2013 Payments upon Termination

The following table presents the estimated benefits and payments for termination of the NEOs unrelated to a Change in Control and following, or within 180 days prior to, a Change in Control, assuming the termination took place on the last business day of the most recently completed fiscal year. For certain items below, the values are based on the closing price of $224.92 for our Common Stock on the NYSE on December 31, 2013.

Name	Termination for Cause ($)	Voluntary Resignation Other Than for Good Reason ($)	Disability ($)(5)	Death ($)(5)	Termination by ICE Unrelated to a Change in Control ($)	Termination Following a Change in Control ($)
Jeffrey C. Sprecher
Cash Severance(1)	—	—	—	—	10,017,000	10,017,000
Cost of Welfare Benefits Continuation(2)	—	—	—	—	54,091	54,091
Value of Equity Awards Subject to Accelerated Vesting(3)	—	—	—	27,008,271	27,008,271	27,008,271
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	N/A	N/A	N/A	N/A	N/A	N/A

Total:	0	0	0	27,008,271	37,079,362	37,079,362

Scott A. Hill
Cash Severance(1)	—	—	—	—	5,250,000	5,250,000
Cost of Welfare Benefits Continuation(2)	—	—	—	—	51,351	51,351
Value of Equity Awards Subject to Accelerated Vesting(3)	—	—	—	10,429,881	10,429,881	10,429,881
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	N/A	N/A	N/A	N/A	N/A	N/A

Total:	0	0	0	10,429,881	15,731,233	15,731,233

Charles A. Vice
Cash Severance(1)	—	—	—	—	6,423,750	6,423,750
Cost of Welfare Benefits Continuation(2)	—	—	—	—	49,606	49,606
Value of Equity Awards Subject to Accelerated Vesting(3)	—	—	—	13,329,580	13,329,580	13,329,580
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	N/A	N/A	N/A	N/A	N/A	N/A

Total:	0	0	0	13,329,580	19,802,864	19,802,864

Duncan L. Niederauer
Cash Severance(1)	—	—	—	—	13,000,000	13,000,000
Cost of Welfare Benefits Continuation(2)	—	—	—	—	37,254	37,254
Value of Equity Awards Subject to Accelerated Vesting(3)	—	—	16,612,554	16,612,554	16,612,554	16,612,554
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	N/A	N/A	N/A	N/A	N/A	N/A

Total:	0	0	16,612,554	16,612,554	29,649,808	29,649,808

Paul Swann
Cash Severance(1)	—	—	—	—	741,960	741,960
Cost of Welfare Benefits Continuation(2)	—	—	—	—	148,392	148,392
Value of Equity Awards Subject to Accelerated Vesting(3)	—	—	—	5,807,814	5,807,814	5,807,814
Golden Parachute Excise Tax and Income Tax Gross-Up Payment(4)	N/A	N/A	N/A	N/A	N/A	N/A

Total:	0	0	0	5,807,814	6,698,166	6,698,166

(1)	These amounts represent the cash severance payments in accordance with employment agreements as in effect as of December 31, 2013 (as discussed in the preceding narrative) under the termination scenarios as described in the table. These calculations assume all earned base salary and annual incentive payments have been paid. For a termination unrelated to a change in control, the duration of the remaining employment term has been assumed to equal three years. Also, in light of the assumed termination date of December 31, 2013, the fiscal year 2012 bonus that was paid in February 2013 is the last bonus paid for purposes of the severance calculation under the employment agreements. As discussed in the preceding narrative, the terms of Mr. Niederauer’s amended employment agreement will apply for any termination occurring after February 10, 2014.

(2)	The welfare benefit continuation costs include estimated medical, dental, basic life insurance, and executive life insurance premiums, as may be called for in the employment agreements.

(3)	The market value of stock awards is calculated based on the closing price of our Common Stock on the New York Stock Exchange on December 31, 2013: $224.92. These costs include the acceleration of vesting of unvested equity awards (including the value of unvested dividend equivalent rights) under other termination scenarios as described above. These amounts do not include the value of vested equity awards as of December 31, 2013.

(4)	There are no Section 280G tax gross-up provisions.

(5)	The amounts reported in the table above do not reflect payments upon a named executive officer’s disability or death under our supplemental disability insurance benefit and life insurance benefit programs, respectively. See the Elements of Compensation — Benefits and Perquisites section of this Compensation Discussion & Analysis for a description of these benefits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are also ICE employees do not receive additional compensation for serving as directors. For 2013, non-employee director compensation consisted of:

•	An annual retainer of $85,000 (adjusted from $60,000 on November 13, 2013 at the time of NYSE Euronext Acquisition);

•	An annual retainer of $10,000 for committee members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee;

•

An annual retainer for committee chairpersons (in lieu of the committee member retainers described above) of: $25,000 for the Audit Committee, $20,000 for the Compensation Committee, and $20,000 for the Nominating and Corporate Governance Committee;

•	A lead director fee of $50,000 (Mr. Salerno was chosen to serve as the lead director in 2013); and

•

A grant of $175,000 in the form of restricted stock units that vest one year from the date of grant (with the number of units calculated at the time of grant by dividing the annual grant value by the closing price per share on the grant date).

For 2014, the compensation for service on the Risk Committee has been set at an annual retainer of $10,000 for committee members and $20,000 for the chairperson (in lieu of the $10,000 committee member retainer). Directors do not receive fees for individual Board of Directors or committee meetings in addition to the annual retainers referenced above. Through 2012, non-employee directors were permitted to elect a restricted share deferral mechanism for cash fees through the 2003 Restricted Stock Deferral Plan for Outside Directors, which were made through annual elections prior to the year of service, with a 10% discount on the value of Common Stock for any fees deferred through this method. Beginning in 2013, this deferral program is no longer offered.

As with its executive compensation program, the Compensation Committee utilizes the services of an independent compensation consultant to benchmark the competitiveness of its director compensation program. The Compensation Committee reviewed a director compensation benchmarking report from Compensation Advisory Partners that analyzed each aspect of director compensation against the same peer companies that were utilized for the executive compensation benchmarking report. Based on the results of this report and consultation with its compensation consultant, the Compensation Committee did not make any changes to the ICE director equity compensation framework (for directors who serve on the board of our parent company) above during 2013.

In addition, many of our non-employee directors also serve as directors on the boards of our subsidiaries and some subsidiary boards pay additional compensation for such board service. In 2013, eleven of our current non-employee directors served as members of the boards of directors of our regulated subsidiaries: ICE Futures Europe, ICE Clear Europe Limited, ICE Clear Credit, LLC, ICE Futures U.S., Inc., ICE Clear U.S., Inc., ICE Trade Vault, LLC, ICE Trade Vault Europe Limited, ICE Swap Trade, LLC, LIFFE Administration and Management, NYSE Market (DE), Inc., New York Stock Exchange, LLC, NYSE MKT LLC, NYSE Arca, Inc., NYSE Arca Equities, Inc., NYSE Regulation Inc., Euronext N.V., and Chicago Climate Futures Exchange, LLC. We also provide office space for certain of our directors that serve as chairperson of the board of directors of an operating subsidiary.

Director Compensation Table

The following table presents information relating to compensation for our directors for the fiscal year ending December 31, 2013.

Name and Principal Position	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Charles R. Crisp	83,329	174,947	15,000	273,276
Jean-Marc Forneri	73,329	174,947	—	248,276
Fred W. Hatfield	73,329	199,873	139,926	413,128
Terrence F. Martell	73,329	199,873	139,926	413,128
Sir Callum McCarthy	71,662	174,947	53,388	299,997
Sir Robert Reid	83,329	199,873	155,181	438,383
Frederic V. Salerno	133,329	174,947	10,000	318,276
Judith Sprieser	98,329	199,873	54,926	353,128
Vincent Tese	83,329	199,873	79,926	363,128
Sylvain Marc Hefes	11,318	—	—	11,318
Jan-Michiel Hessels	11,318	—	—	11,318
James Joseph McNulty	11,318	—	—	11,318
Robert Scott	11,318	—	—	11,318

(1)	The amounts in this column represent fiscal year 2013 cash payments for Board and committee retainers, including subsidiary board service. Messrs. Hefes, Hessels, McNulty and Scott joined our Board on November 13, 2013 as a result of the NYSE Euronext Acquisition and their fees were pro rated based on the date when they joined our Board.

(2)	The amounts in this column represent the aggregate fair value of restricted stock unit grants awarded for board service, including subsidiary board service, in the 2013 calendar year calculated in accordance with ASC Topic 718, which is equal to our closing stock price on the grant date times the number of shares granted. Grants to directors in 2013 were approved on February 28, 2013. The aggregate number of unvested restricted stock units held by each director at December 31, 2013 was 1,130 for Messrs. Crisp, Forneri, McCarthy and Salerno, and 1,291 for Ms. Sprieser and Messrs. Hatfield, Martell, Reid and Tese.

(3)

The amounts in this column represent fees paid in cash and equity to directors that also served as members of the boards of directors of our regulated subsidiaries: ICE Futures Europe, ICE Clear Europe Limited, ICE Clear

Credit, LLC, ICE Futures U.S., Inc., ICE Clear U.S., Inc., ICE Trade Vault, LLC, ICE Swap Trade, LLC, ICE Trade Vault Europe Limited, LIFFE Administration and Management, NYSE Market (DE), Inc., New York Stock Exchange, LLC, NYSE MKT LLC, NYSE Arca, Inc., NYSE Arca Equities, Inc., NYSE Regulation Inc., Euronext N.V., and Chicago Climate Futures Exchange, LLC. Fees paid in GBP were converted to USD at a rate of 1.6488, which was the exchange rate on December 31, 2013.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion & Analysis with management, and based upon such review and discussion, has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in ICE’s proxy statement for the 2014 Annual Meeting of Stockholders.

Compensation Committee:

Vincent Tese, Chairperson

Charles R. Crisp

Sir Callum McCarthy

Sir Robert Reid

AUDIT MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of our financial reporting, compliance with legal and regulatory requirements, systems of internal controls, qualifications and independence of our independent registered public accounting firm, performance of our internal audit function and independent auditors, financial reporting processes and such other functions as the Board may assign from time to time. Our Board of Directors has adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available on our website at www.theice.com.

The Audit Committee held seven meetings during the fiscal year ended December 31, 2013. The Audit Committee reviewed and discussed with management and Ernst & Young LLP our audited financial statements for the fiscal year ended December 31, 2013. The Committee has also discussed with our independent public registered accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) AU Section No. 380, as currently in effect.

The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the PCAOB (Communications with Audit Committees Concerning Independence) and has discussed with Ernst & Young LLP its independence. The Audit Committee reviewed the audit and non-audit services provided by Ernst & Young LLP for the fiscal year ended December 31, 2013 and determined to engage Ernst & Young LLP as the independent registered public accounting firm of IntercontinentalExchange for the fiscal year ending December 31, 2014.

Based upon the Audit Committee’s review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

Audit Committee:

Judith A. Sprieser, Chairperson

Charles Crisp

Terrence F. Martell

ITEM 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014

The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and the Board of Directors has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2002 and is considered by our Audit Committee to be well qualified. Our organizational documents do not require that our stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment, but may still retain Ernst & Young LLP.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by Ernst & Young LLP as of and for the fiscal years ended December 31, 2013 and 2012 are set forth below. The aggregate fees included in the Audit Fees category are fees billed for the fiscal year for the integrated audit of our annual financial statements and audits and reviews of statutory and regulatory filings. The aggregate fees included in the Audit-Related, Tax and Other Fees categories are fees for services performed in the fiscal years.

	Fiscal Year 2013	Fiscal Year 2012
Audit Fees	$10,680,000	$3,786,000
Audit-Related Fees	590,000	963,000
Tax Fees	482,000	372,000
All Other Fees	175,000	271,000

Total	$11,927,000	$5,392,000

Audit Fees for the fiscal years ended December 31, 2013 and 2012 were for professional services rendered for the audits of our annual consolidated financial statements, reviews of periodic reports and other documents filed with the SEC, audits of the effectiveness of internal control as required by Section 404 of the Sarbanes-Oxley Act and services that are customarily provided in connection with statutory or regulatory filings.

Audit-Related Fees for the fiscal years ended December 31, 2013 and 2012 were for due diligence related to certain merger and acquisition activities and for accounting consultations in connection with potential acquisitions.

Tax Fees for the fiscal year ended December 31, 2013 were for domestic and international tax planning matters and tax credit usage studies. Tax Fees for the fiscal year ended December 31, 2012 were for tax compliance matters, transfer pricing reviews and tax credit usage studies.

Other Fees for the fiscal years ended December 31, 2013 and 2012 were for regulatory compliance advisory services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the provisions of its charter, the Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has sole authority, without action by the Board of Directors, for the review and approval of such services and fees. The Audit Committee pre-approved all services performed by the independent registered public accounting firm in fiscal year 2013.

OTHER PROPOSALS FOR YOUR CONSIDERATION

ITEM 4—PROPOSAL TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME FROM “INTERCONTINENTALEXCHANGE GROUP, INC.” TO “INTERCONTINENTAL EXCHANGE, INC.”

On February 28, 2014, our Board of Directors unanimously adopted a resolution recommending that our Amended and Restated Certificate of Incorporation be amended to change our name from “IntercontinentalExchange Group, Inc.” to “Intercontinental Exchange, Inc.”, subject to stockholder approval at the Annual Meeting and receipt of all required regulatory approvals. Our Board of Directors also unanimously adopted a resolution amending our Amended and Restated Bylaws to reflect the proposed name change, subject to approval by our stockholders of the amendment to our Amended and Restated Certificate of Incorporation and the receipt of all required regulatory approvals. We believe the name change will better align our name with the typical manner people refer to us.

If approved by our stockholders at the Annual Meeting, the new name will become effective following the receipt of required regulatory approvals upon the filing of an amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. Changing the corporate name will be accomplished by amending Article I of our Amended and Restated Certificate of Incorporation to read as follows:

“The name of the Corporation is Intercontinental Exchange, Inc.”

A copy of the complete text of the form of amendment to our Amended and Restated Certificate of Incorporation is set forth in Exhibit A to this Proxy Statement. Changing the corporate name will not affect the validity or transferability of stock certificates presently outstanding, and our stockholders will not be required to exchange any certificates presently held by them. Simultaneously with any change in our corporate name, we expect to change the name of our wholly-owned subsidiary from “IntercontinentalExchange Inc.” to “Intercontinental Exchange Holdings, Inc.” to avoid any confusion and to amend the governing documents of various of our subsidiaries to make necessary changes to reflect the revision of our corporate name and of IntercontinentalExchange, Inc. As permitted by Delaware law, we may, in our sole discretion and without any further action on the part of or any notice to our stockholders, discontinue seeking to change our corporate name at any time prior to its effectiveness.

The affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve the amendment. Accordingly, abstentions and broker non-votes will have the effect of a vote “against” this proposal. If any stockholder executes and returns a proxy card without providing specific voting instructions with respect to this proposal, all shares represented by such proxy will be voted as recommended by our Board of Directors on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME FROM “INTERCONTINENTALEXCHANGE GROUP, INC.” TO “INTERCONTINENTAL EXCHANGE, INC.”

ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, based on data provided to us or filed with the SEC, with respect to beneficial ownership of shares of our Common Stock as of March 10, 2014 for (i) each person known by us to beneficially own more than five percent of the outstanding shares of our Common Stock, (ii) each director and nominee for election as a director, (iii) each of our NEOs, and (iv) all of our director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes having voting and/or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons and entities named in the table below have sole voting and sole investment power with respect to the shares set forth opposite each person’s or entity’s name.

Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 10, 2014 or restricted stock units that vest within 60 days of March 10, 2014 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. As of March 10, 2014, there were 115,059,567 shares of Common Stock issued and outstanding. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o IntercontinentalExchange Group, Inc., 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Holders of More Than 5%:
The Vanguard Group, Inc.(1)	6,607,969	5.7%
100 Vanguard Blvd., Malvern, PA 19355
BlackRock, Inc.(2)	6,587,889	5.7%
40 East 52nd Street, New York, NY 10022
Named Executive Officers, Directors and Nominees:
Charles R. Crisp(3)(4)	14,432	*
Jean-Marc Forneri(3)	25,603	*
Fred W. Hatfield(3)	6,806	*
Terrence F. Martell(3)	7,697	*
Sylvain Hefes(3)	3,439	*
Jan-Michiel Hessels(3)	10,317	*
Sir Callum McCarthy(3)	6,288	*
James J. McNulty(3)	9,322	*
Sir Robert Reid(3)	12,750	*
Frederic V. Salerno(3)	8,501	*
Judith A. Sprieser(3)	8,140	*
Vincent Tese(3)	12,568	*
Robert G. Scott(3)	2,194	*
Jeffrey C. Sprecher(5)(6)	1,420,988	1.2%
Scott A. Hill(5)	61,048	*
Duncan Niederauer(5)	31,373	*
Paul Swann (5)	22,169	*
Charles A. Vice(5)	92,977	*
All Directors, Nominees and Executive Officers as a Group (25 persons)(3)(5)	1,972,173	1.7%

*	Represents less than 1% of the outstanding Common Stock.

(1)	Based on a report on Schedule 13G dated February 11, 2014 filed by The Vanguard Group, Inc. (the “Vanguard 13G”). According to the Vanguard 13G, The Vanguard Group, Inc. has sole voting power over

186,954 shares of Common Stock, sole dispositive power over 6,433,483 shares of Common Stock and shared dispositive power over 174,486 shares of Common Stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 147,136 shares of Common Stock as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 67,168 shares of Common Stock as a result of its serving as investment manager of Australian investment offerings.

(2)	Based on a report on Schedule 13G dated February 4, 2014 filed by BlackRock, Inc. (the “BlackRock 13G”). According to the BlackRock 13G, BlackRock, Inc. has sole voting power over 5,322,531 shares of Common Stock, sole dispositive power over 6,579,147 shares of Common Stock and shared dispositive and voting power over 8,742 shares of Common Stock.

(3)	Beneficial ownership of directors includes stock options exercisable within 60 days of March 10, 2014 under the 2000 Stock Option Plan, and/or restricted stock unit awards that vest within 60 days of March 10, 2014 under the 2003 Restricted Stock Deferral Plan for Outside Directors, the 2009 Omnibus Incentive Plan, the 2013 Omnibus Non-Employee Director Incentive Plan, the NYSE Euronext 2006 Stock Incentive Plan or the NYSE Euronext Omnibus Incentive Plan .

(4)	Includes 2,000 shares of Common Stock held by Mr. Crisp’s spouse.

(5)	Beneficial ownership of each executive officer includes stock options exercisable within 60 days of March 10, 2014 under the 2000 Stock Option Plan or the 2009 Omnibus Incentive Plan and restricted stock unit awards that vest within 60 days of March 10, 2014 under the 2005 Equity Incentive Plan, the 2009 Omnibus Incentive Plan, NYSE Euronext Omnibus Incentive Plan or the 2013 Omnibus Employee Incentive Plan.

(6)	Includes 973,341 shares of Common Stock held by Continental Power Exchange, Inc. (“CPEX”) and 22,019 shares of Common Stock and 16,706 shares of Common Stock underlying restricted stock awards and stock options, respectively, exercisable within 60 days of March 10, 2014 held by Mr. Sprecher’s spouse. Mr. Sprecher owns 100% of the equity interest in CPEX. CPEX currently has no assets other than its equity interest in us and conducts no operations. Mr. Sprecher disclaims beneficial ownership of the shares held directly and underlying stock options held by his spouse.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has delegated to the Nominating and Corporate Governance Committee the authority to review and approve all transactions between us and one or more of our directors, or between us and any corporation, partnership, association or other organization in which one or more of our directors or officers serve as a director or officer or have a financial interest. In addition, our Code of Business Conduct and Ethics, which applies to all employees, officers and directors, generally prohibits conflicts of interests and that such conflicts in all cases should be discussed with management (or the Chief Executive Officer, in the case of conflicts related to outside employment or board membership). The Nominating and Corporate Governance Committee reports the findings of any review and its determinations regarding transactions with related persons to the full Board of Directors.

Our Board of Directors has also adopted a formal, written related-party transactions approval policy that provides that the Nominating and Corporate Governance Committee or the Board of Directors will review and approve transactions in excess of $120,000 of value in which we participate and in which a director, executive officer or 5% stockholder (or immediate family member of any of the foregoing) has or will have a direct or indirect material interest. Under this policy, the Nominating and Corporate Governance Committee or the Board of Directors, as applicable, will be provided with the significant details of each related-party transaction, including the material terms of the transaction and the benefits to ICE and to the relevant related party, as well as any other information it believes to be relevant to review and approve these transactions. In determining whether to approve a related-party transaction, the Nominating and Corporate Governance Committee or the Board of Directors, as applicable, will consider, among other factors:

•	whether the terms of the transaction are fair to ICE;

•	whether there are business reasons for ICE to enter into the transaction;

•	whether the transaction would impair the independence of a non-employee director; and

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whether the transaction presents an impermissible conflict of interest, taking into account the size of the transaction, the financial position of the director, officer or related party, the nature of his or her interest in the transaction, and the ongoing nature of the transaction.

After consideration of the relevant information, the Board of Directors may approve only those related-party transactions that they determine are not inconsistent with the best interests of ICE. This policy also includes categorical standards providing that specified types of transactions will be deemed not to be inconsistent with the best interests of ICE.

Relationships with Our Stockholders

Registration Rights

As a part of the transactions surrounding our formation, we entered into an agreement with our predecessor company, CPEX, on May 11, 2000. Our Chief Executive Officer, Mr. Sprecher, owns all the equity interests in CPEX. Pursuant to the agreement, CPEX conveyed all of its assets and liabilities to us. These assets included intellectual property that we used to develop our electronic platform. In return, we issued to CPEX an equity interest in our business and we agreed to give CPEX a put option, by which CPEX could require us to buy its equity interest in our business at the purchase price equal to the greater of our fair market value or $5 million.

In connection with our initial public offering, in October 2005 we entered an agreement with CPEX and Mr. Sprecher to terminate the put option upon the closing of our initial public offering. In connection with the termination of the put option, we amended certain registration rights previously granted to CPEX, which as of March 10, 2014 owns 973,341 shares of our Common Stock. Under this agreement, CPEX is entitled to require us to register for resale into the public market its Common Stock if Mr. Sprecher’s employment with us has been terminated. In addition, we may be obligated to pay the expenses of registration of such shares, including underwriters’ discounts up to a maximum of $4.5 million.

Other

Kelly L. Loeffler, a corporate officer and our Senior Vice President, Corporate Communications, Marketing & Investor Relations, married Jeffrey C. Sprecher, our Chairman and Chief Executive Officer in 2004. Since joining ICE in September 2002, Ms. Loeffler has reported directly to our Chief Financial Officer. In 2013, Ms. Loeffler received total cash compensation of approximately $1,870,000.

SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and regulations of the SEC require our directors, officers and persons who own more than 10% of a registered class of our equity securities, as well as certain affiliates of such persons, to file initial reports of their ownership of our equity securities and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of a registered class of our equity securities are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports and on information provided by the reporting persons or their respective brokers, we believe that during the fiscal year ended December 31, 2013, our directors, officers and owners of more than 10% of a registered class of our equity securities complied with all applicable filing requirements, except that a Form 4 relating to a transaction on December 30, 2013 for Mr. Hill was not filed on a timely basis. Additionally, in November 2013, Form 4s were filed for Messrs. Farley and Hill, and amended Form 4s were filed for Messrs. Sprecher and Marcial, for transactions occurring during periods prior to the fiscal year ended December 31, 2013 based on information we discovered in connection with our acquisition of NYSE Euronext.

VOTING INSTRUCTIONS AND FREQUENTLY ASKED QUESTIONS

Who can vote at the Annual Meeting?

The securities that can be voted at the Annual Meeting consist of our Common Stock. Subject to the voting limitations described below under What are the voting and ownership limitations?, each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders for approval. The holders of Common Stock will vote together as a single class on all matters presented to the stockholders for their vote or approval. The record date for determining the holders of Common Stock who are entitled to receive notice of and to vote at the Annual Meeting, or any adjournments thereof, was the close of business on March 18, 2014. On the record date,                                 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

There are four proposals to be considered and voted on at the meeting:

•	To elect fourteen directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

•	An advisory resolution on our executive compensation;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	To amend our Amended and Restated Certificate of Incorporation to change our name from “IntercontinentalExchange Group, Inc.” to “Intercontinental Exchange, Inc.”

You may also vote on any other business that properly comes before the Annual Meeting.

How does the Board of Directors recommend I vote?

Our Board of Directors unanimously recommends that you vote:

•	“FOR” each of the nominees to the Board of Directors.

•	“FOR” the executive compensation advisory vote.

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

•	“FOR” the amendment to our Amended and Restated Certificate of Incorporation to change our name from “IntercontinentalExchange Group, Inc.” to “Intercontinental Exchange, Inc.”

Who is a stockholder of record?

During the ten days prior to the Annual Meeting, a list of the stockholders of record as of March 18, 2014 will be available for inspection as described below under How can I view the stockholders list?.

•	If you hold Common Stock that is registered in your name on the records of ICE maintained by its transfer agent, Computershare Investor Services, you are a stockholder of record; or

•	If you hold Common Stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold in “street name.”

If you are a stockholder of record, the Notice of Internet Availability of Proxy Materials described below is being sent to you directly. If you hold shares in street name, the Notice is being sent to you by the bank, broker or similar institution through which you hold your shares.

What are the voting and ownership limitations?

Our Amended and Restated Certificate of Incorporation places certain ownership and voting limits on the holders of our Common Stock. Capitalized terms used below and not otherwise defined in this Proxy Statement are defined in Exhibit B to this Proxy Statement. Under our Amended and Restated Certificate of Incorporation:

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No Person (either alone or together with its Related Persons) may beneficially own shares of our Common Stock representing in the aggregate more than 20% of the total number of votes entitled to be cast on any matter; and

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No Person (either alone or together with its Related Persons) shall be entitled to vote or cause the voting of shares of our Common Stock representing in the aggregate more than 10% of the total number of votes entitled to be cast on any matter, and no Person (either alone or together with its Related Persons) may acquire the ability to vote more than 10% of the total number of votes entitled to be cast on any matter by virtue of agreements entered into by other persons not to vote shares of our outstanding capital stock.

In the event that a Person, either alone or together with its Related Persons, beneficially owns shares of our Common Stock representing more than 20% of the total number of votes entitled to be cast on any matter, such Person and its Related Persons shall be obligated to sell promptly, and ICE shall be obligated to purchase promptly, at a price equal to the par value of such shares of stock and to the extent that funds are legally available for such purchase, that number of shares of our Common Stock necessary so that such Person, together with its Related Persons, shall beneficially own shares of our Common Stock representing in the aggregate no more than 20% of the total number of votes entitled to be cast on any matter, after taking into account that such repurchased shares shall become treasury shares and shall no longer be deemed to be outstanding.

In the event that a Person, either alone or together with its Related Persons, possesses more than 10% of the total number of votes entitled to be cast on any matter (including if it possesses this voting power by virtue of agreements entered into by other Persons not to vote shares of our outstanding capital stock), then such Person, either alone or together with its Related Persons, will not be entitled to vote or cause the voting of these shares of our capital stock to the extent that such shares represent in the aggregate more than 10% of the total number of votes entitled to be cast on any matter, and ICE shall disregard any such votes purported to be cast in excess of this percentage.

The voting limitations do not apply to a solicitation of a revocable proxy by or on behalf of ICE or by any officer or director of ICE acting on behalf of ICE or to a solicitation of a revocable proxy by an ICE stockholder in accordance with Regulation 14A under the Exchange Act. This exception, however, does not apply to certain solicitations by a stockholder pursuant to Rule 14a-2(b)(2) under the Exchange Act, which permits a solicitation made otherwise than on behalf of ICE where the total number of persons solicited is not more than ten.

Our Board of Directors may waive the provisions regarding ownership and voting limits by a resolution expressly permitting this ownership or voting (which resolution must be filed with and approved by the SEC and all required European regulators prior to being effective), subject to a determination of our Board of Directors that:

•	the acquisition of such shares and the exercise of such voting rights, as applicable, by such Person, either alone or together with its Related Persons, will not impair:

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the ability of ICE, NYSE Euronext LLC, NYSE Group, Inc. (“NYSE Group”), the NYSE, NYSE Market (DE), Inc. (“NYSE Market”), NYSE Regulation, Inc. (“NYSE Regulation”), NYSE Arca, LLC., NYSE Arca, Inc. (“NYSE Arca”), NYSE Arca Equities, Inc. (“NYSE Arca Equities”) or NYSE MKT LLC (together, the “U.S. regulated subsidiaries”) to discharge their respective responsibilities under the Exchange Act and the rules and regulations thereunder;

•	the ability of ICE, NYSE Euronext LLC, Euronext N.V. (“Euronext”) or the European market subsidiaries to discharge their respective responsibilities under European exchange regulations; or

•	the ability of the SEC to enforce the Exchange Act or the ability of European regulators to enforce European exchange regulations;

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the acquisition of such shares and the exercise of such voting rights, as applicable, is otherwise in the best interests of ICE, its stockholders, its U.S. regulated subsidiaries and its European market subsidiaries;

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neither the Person obtaining the waiver nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) if such Person is seeking to obtain a waiver above the 20% level;

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neither the Person obtaining the waiver nor any of its Related Persons has been determined by a European regulator to be in violation of the laws or regulations adopted in accordance with the European Directive on Markets in Financial Instruments applicable to any European market subsidiary requiring such person to act fairly, honestly and professionally, if such person is seeking to obtain a waiver above the 20% level;

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for so long as ICE directly or indirectly controls NYSE Arca or NYSE Arca Equities, or any facility of NYSE Arca, neither the Person requesting the waiver nor any of its Related Persons is an equity trading permit holder, an option trading permit (“OTP”) holder or an OTP firm (each as defined in the rules of NYSE Arca, as such rules may be in effect from time to time) if such Person is seeking to obtain a waiver above the 20% level;

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for so long as ICE directly or indirectly controls the NYSE or NYSE Market, neither the Person requesting the waiver nor any of its Related Persons is a member or member organization of the NYSE (as defined in the rules of the NYSE, as such rules may be in effect from time to time), if such Person is seeking to obtain a waiver above the 20% level; and

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for so long as ICE directly or indirectly controls the NYSE MKT LLC, neither the Person requesting the waiver nor any of its Related Persons is a member (as defined in Sections 3(a)(3)(A)(i), (ii), (iii) and (iv) of the Exchange Act) of NYSE MKT LLC, if such Person is seeking to obtain a waiver above the 20% level.

In making these determinations, our Board of Directors may impose conditions and restrictions on the relevant stockholder or its Related Persons that it deems necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act, the European exchange regulations and the governance of ICE.

For purposes of these provisions, a “European market subsidiary” means (1) any of Euronext Brussels N.V./S.A., Euronext Lisbon S.A., Euronext Amsterdam N.V., Euronext Paris S.A., and any subsidiary controlled, directly or indirectly, by any of them, and (2) any other subsidiary of Euronext formed or acquired after April 4, 2007 and operating a regulated market or multilateral trading facility (each as defined by the European Directive on Markets in Financial Instruments) in Europe (provided that the formation or acquisition of such subsidiary and each regulated market or multilateral trading facility shall have been approved by our Board of Directors and the jurisdiction in which such market operator operates is represented in the Euronext College of Regulators).

Our Amended and Restated Certificate of Incorporation also provides that our Board of Directors has the right to require any Person and its Related Persons that our Board reasonably believes to be subject to the voting or ownership restrictions summarized above, and any stockholder (including Related Persons) that at any time beneficially owns 5% or more of our outstanding capital stock, to provide to us, upon our Board’s request, complete information as to all shares of our capital stock that such stockholder beneficially owns, as well as any other information relating to the applicability to such stockholder of the voting and ownership requirements outlined above.

If you are a Related Person with another holder of our Common Stock where either: (i) you (either alone or with your Related Person) may vote shares of Common Stock representing more than 10% of the then outstanding shares entitled to vote at the Annual Meeting, or (ii) you have entered into an agreement not to vote shares of our Common Stock, the effect of which agreement would be to enable any Person, either alone or with its Related Persons, to vote or cause the voting of shares of our Common Stock that represent in the aggregate more than 10% of the then outstanding votes entitled to be cast at the Annual Meeting, then please so notify ICE by either including that information (including each Related Person’s complete name) on your proxy card or by contacting our Corporate Secretary by mail at IntercontinentalExchange Group, Inc., 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328, or by phone at 770-857-4700.

How can I view the stockholders list?

A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection upon request of any stockholder for a purpose germane to the meeting at our principal executive offices, 2100 RiverEdge Parkway, Suite 500, Atlanta, GA 30328, during the ten days prior to the Annual Meeting, during ordinary business hours, and at the Annual Meeting. To make arrangements to review the list prior to the Annual Meeting, stockholders should contact our Investor Relations department at (770) 857-4700 or ir@theice.com.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

Pursuant to the SEC “Notice and Access” rules, we are furnishing our proxy materials to our stockholders over the Internet instead of mailing each of our stockholders paper copies of those materials. As a result, we will send our stockholders by mail or e-mail a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, containing instructions on how to access our proxy materials over the Internet and how to vote. The Notice is not a ballot or proxy card and cannot be used to vote your shares of Common Stock. You will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or on the website referred to on the Notice.

If you own shares of Common Stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one Notice. To vote all of your shares of Common Stock, please follow each of the separate proxy voting instructions that you received for your shares of Common Stock held in each of your different accounts.

We expect to send the Notice to most of our stockholders by mail or email beginning on or about March 31, 2014.

What information does the Notice contain?

The Notice includes, among other matters: (i) information on the date and time of the Annual Meeting and items to be considered at such meeting; (ii) a brief description of the items to be voted on at the Annual Meeting and the Board of Directors’ voting recommendation with regard to each item; (iii) information regarding the website where the proxy materials are posted; (iv) various methods by which a stockholder may request paper or electronic copies of the proxy materials; and (v) instructions on how to vote by Internet, by telephone, by mail or in person at the Annual Meeting.

If I have previously indicated that I want to get ICE proxy materials electronically, will I get them electronically this year?

Yes. If you previously elected to receive proxy materials electronically, this year you will receive the Notice and you will not receive paper copies of the proxy materials. If you have previously agreed to electronic delivery of our proxy materials but wish to receive paper copies of the materials for the 2014 Annual Meeting or for future meetings, please follow the instructions on the Notice you received to request paper copies.

How do I vote?

You may submit your proxy with voting instructions in one of three ways:

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By Internet. Go to www.proxyvote.com and follow the instructions for Internet voting, which can also be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Internet voting is available 24 hours a day. If you choose to vote by Internet, then you do not need to return the proxy card. To be valid, your vote by Internet must be received by 11:59 p.m., Eastern Time, on May 15, 2014.

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By Telephone. By calling the toll-free number for telephone voting that can be found on the enclosed proxy card (800-690-6903). You will be required to provide your assigned control number located on the proxy card. Telephone voting is available 24 hours a day. If you choose to vote by telephone, then you do not need to return the proxy card. To be valid, your vote by telephone must be received by 11:59 p.m., Eastern Time, on May 15, 2014.

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By Mail. If you request printed copies of the proxy materials to be sent to you by mail, complete the proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your vote by mail must be received by 11:59 p.m., Eastern Time, on May 15, 2014.

You may also vote your shares in person at the Annual Meeting. See What do I need to do to attend the Annual Meeting? below.

If your shares of Common Stock are held in “street name” (i.e., through a bank, broker or other nominee), your proxy materials include a voting instruction form from the institution holding your shares. The availability of telephone or Internet voting will depend upon the institution’s voting processes. Please contact the institution holding your shares of Common Stock for more information.

What do I need to do to attend the Annual Meeting?

You may also attend the Annual Meeting and vote your shares in person by ballot. If you plan to attend the Annual Meeting in person you will need to bring proof of your ownership of Common Stock as of the close of business on March 18, 2014.

If you hold shares of Common Stock in “street name” and would like to vote in person at the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on March 18, 2014. Alternatively, you may contact the institution in whose name your shares are registered and obtain a proxy from that institution and bring it to the Annual Meeting.

How can I revoke my proxy or substitute a new proxy or change my vote?

You may revoke a proxy at any time before it is exercised by:

•	filing a written revocation with the Secretary of ICE;

•	submitting a proxy bearing a later date (by Internet, telephone or mail) that is received no later than the deadline specified on the proxy card; or

•	voting in person at the Annual Meeting.

Please note, however, that under the rules of the NYSE, any beneficial owner of our Common Stock whose shares are held in street name by a NYSE member brokerage firm may revoke its proxy and vote its shares in person at the Annual Meeting only in accordance with applicable rules and procedures as employed by such beneficial owner’s brokerage firm.

Attending the Annual Meeting will not automatically revoke a proxy that was submitted by Internet, telephone or mail.

If I submit a proxy by Internet, telephone or mail, how will my shares be voted?

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not give voting instructions, your shares will be voted as follows: FOR the election of ICE’s director nominees; FOR the advisory resolution on executive compensation; FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; FOR the amendment to our Amended and Restated Certificate of Incorporation to change our name from “IntercontinentalExchange Group, Inc.” to “Intercontinental Exchange, Inc.”; and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

If I hold my shares in “street name” through a broker and do not provide voting instructions, can my broker still vote my shares?

Under the rules of the NYSE, brokers that have not received voting instructions from their customers 10 days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of the independent registered public accounting firm because such matter currently is deemed a “routine” matter under NYSE rules. In addition, certain member brokers will only vote uninstructed shares in the same proportion as the instructions received by that broker from all other stockholders.

NYSE rules provide that the election of directors, the advisory resolution on our executive compensation, and the amendment to our Amended and Restated Articles of Incorporation to change our name are “non-routine” matters, which means that member brokers that have not received instructions from the beneficial owners of shares of Common Stock do not have discretion to vote the shares held by those beneficial owners on the election of directors and the advisory resolution on our executive compensation.

How many votes are required to transact business at the Annual Meeting?

A majority of all issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting constitutes a quorum (i.e., the minimum number of shares that must be present or represented by proxy at the Annual Meeting in order to transact business). Any shares in excess of the voting limits described in What are the voting and ownership limitations? will not count as present or outstanding for purposes of determining whether a quorum is present at the Annual Meeting unless the holder of those shares have received a waiver of the voting limits from our Board of Directors. Subject to the rules regarding the votes necessary to adopt the proposals discussed below, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies returned by brokerage firms for which no voting instructions have been received from beneficial owners. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the meeting (including any meeting resulting from any adjournments or postponements of the Annual Meeting, unless a new record date is set).

How are votes counted?

Election of Directors

Our Amended and Restated Bylaws provide for a majority vote standard in the election of directors in uncontested elections. This means that a majority of the votes cast by stockholders entitled to vote “for” or “against” the election of a director nominee must be voted “for” the director nominee in order for that director nominee to be elected. A director who fails to receive a majority of “for” votes will be required to tender his or her resignation. An abstention will not be treated as a vote “for” or “against” the election of any nominee and will have no effect on the outcome of the vote.

Advisory Resolution on Our Executive Compensation

Under our Amended and Restated Bylaws, the affirmative vote of a majority of votes cast by the stockholders entitled to vote at the Annual Meeting is required to approve the advisory resolution on our executive compensation. An “abstention” from voting on this matter will be treated as “present” for quorum purposes. However, since an abstention is not treated as a vote “for” or “against” the matter, it will have no effect on the outcome of the vote.

Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2014

Under our Amended and Restated Bylaws, the affirmative vote of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required to ratify the appointment of our independent registered public accounting firm. An abstention from voting on this matter will be treated as “present” for quorum purposes. However, since an abstention is not treated as a vote “for” or “against” the matter, it will have no effect on the outcome of the vote.

Amendment to Our Amended and Restated Certificate of Incorporation to Change Our Name from “IntercontinentalExchange Group, Inc.” to “Intercontinental Exchange, Inc.”

Under Delaware law, the affirmative vote of a majority of all shares of Common Stock entitled to vote at the Annual Meeting is required to approve the amendment to our Amended and Restated Certificate of Incorporation to change our name from “IntercontinentalExchange Group, Inc.” to “Intercontinental Exchange, Inc.” As a result, “abstention” from voting on this matter will be treated as both “present” for quorum purposes and a vote “against” the matter.

Abstentions and Broker Non-Votes

In the cases of the election of directors, the advisory resolution on our executive compensation, and the approval of the ratification of the appointment of Ernst & Young LLP, only votes cast “for” or “against” will be considered; abstentions and broker non-votes will not be treated as a vote “for” or “against” any of these proposals and therefore will have no effect on the vote.

In the cases of the proposal to amend our Amended and Restated Certificate of Incorporation to change our name, a majority of all shares of Common Stock entitled to vote is required to approve the proposal. In addition, the proposal to amend our Amended and Restated Certificate of Incorporation is a “non-routine” matter on which brokers may not vote unless instructed by the beneficial owners of the Common Stock they hold. As a result, abstentions and broker non-votes will not be treated as a vote “against” the proposal to amend our Amended and Restated Certificate of Incorporation.

Where and when will the voting results be available?

We will file the official voting results on a Current Report on Form 8-K within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Who pays for the expenses of this proxy solicitation?

In addition to soliciting proxies through the mail and by email pursuant to the SEC “Notice and Access” rules, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We have also engaged Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 to assist us in the solicitation of proxies, and the anticipated cost of such engagement is approximately $8,500.00. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies.

This Proxy Statement and Our Annual Report are available at www.proxyvote.com.

The Annual Report of IntercontinentalExchange Group, Inc. for the fiscal year ended December 31, 2013 (the “Annual Report”), which includes our Form 10-K for the fiscal year ended December 31, 2013, is being made available with this Proxy Statement to our stockholders. Stockholders are referred to the Annual Report for financial and other information about us. The Annual Report is not a part of this Proxy Statement. This Proxy Statement and the Annual Report are also available on our website at www.theice.com. We will also provide a copy of the Annual Report for no charge upon written or verbal request. See Distribution of Certain Documents below.

Also, we are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our website at www.theice.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report on Form 10-K, without charge to any stockholder upon written or verbal request to us at IntercontinentalExchange Group, Inc., 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328, Attn: Investor Relations, telephone: 770-857-4700, e-mail ir@theice.com.

In addition, the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee are available on our website at www.theice.com. We also provide our Code of Business Conduct and Ethics, which includes our Whistleblower Policy, our Board Communication Policy and our Board of Directors Governance Guidelines on our website at www.theice.com. We will also provide a printed copy of these documents to stockholders upon request.

Distribution of Certain Documents

SEC rules permit us to deliver a single copy of this Proxy Statement and our Annual Report to any household not participating in electronic proxy material delivery at which two or more stockholders reside, if we believe the stockholders are members of the same family. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate copy of this Proxy Statement or our Annual Report, he or she may contact us at IntercontinentalExchange Group, Inc., 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328, Attn: Investor Relations, telephone: 770-857-4700, e-mail: ir@theice.com, and we will deliver those documents to such stockholder promptly upon receiving the request.

If you are receiving multiple copies of our Annual Report and Proxy Statement, you may request “householding” in the future by also contacting Investor Relations. Stockholders of record residing at the same address and currently receiving multiple copies of the Proxy Statement may request “householding” by contacting our registrar and transfer agent, Computershare Trust Company, N.A. via phone at (888) 404-6332 or by mail at 250 Royall Street, Canton, MA 02021. Beneficial owners may request “householding” by contacting their broker or bank.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by ICE under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report on Executive Compensation” and “Audit Committee Report,” will not be deemed incorporated, unless specifically provided otherwise in such filing.

STOCKHOLDERS’ PROPOSALS FOR 2015 ANNUAL MEETING

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2015 Annual Meeting of Stockholders must submit their proposals by certified mail, return receipt requested, and must be received at our executive offices in Atlanta, Georgia, on or before December 1, 2014 to be eligible for inclusion in our Proxy Statement and form of proxy relating to that meeting. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with our Amended and Restated Bylaws, and in addition to any other requirements under applicable law, for a matter (other than a nomination for director) not included in our proxy materials to be properly brought before the 2015 Annual Meeting of Stockholders, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to the Secretary of ICE, Johnathan H. Short, at IntercontinentalExchange Group, Inc., 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328, not less than 90 nor more than 120 days prior to the first anniversary of the 2014 Annual Meeting of Stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Amended and Restated Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 16, 2015 and no later than February 15, 2015. However, if and only if the 2015 Annual Meeting of Stockholders is not scheduled to be held within a period that commences 30 days before and ends 30 days after the anniversary date of our 2014 Annual Meeting, the stockholder notice must be given by the later of the close of business on the date 90 days prior to such annual meeting date or the close of business on the tenth day following the date on which the annual meeting is publicly announced or disclosed. Any such stockholder notice must be in writing and must set forth (i) the text of the proposal to be presented, (ii) a brief written statement of the reasons why such stockholder favors the proposal and setting forth such stockholder’s name and address, (iii) the number and class of all shares of each class of stock of ICE owned of record and beneficially by such stockholder, (iv) any material interest of such stockholder in the matter proposed (other than as a stockholder), if applicable, (v) in the case of a person that holds stock entitled to vote at the annual meeting through a nominee or “street name” holder of record of such stock, evidence establishing such holder’s indirect ownership of the stock and entitlement to vote such stock on the matter proposed at the annual meeting, (vi) the number and class of shares of each class of stock of ICE that are, directly or indirectly, owned of record and beneficially by any “associated person” of such stockholder or beneficial owner, (vii) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of stock of ICE, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of ICE or otherwise (a “Derivative Instrument”) directly or indirectly beneficially owned by such stockholder, by such beneficial owner, or by any such “associated person”, (viii) any other direct or indirect opportunity held or beneficially owned by such stockholder, by such beneficial owner, or by any such “associated person”, to profit or share in any profit derived from any increase or decrease in the value of shares of any class of stock of ICE, (ix) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder, such beneficial owner, or any such “associated person” has a right to vote any shares of any security of ICE, (x) any short interest in any security of ICE held or beneficially owned by such stockholder, by such beneficial owner, or by any such “associated person”, (xi) any right to dividends on the shares of any class of stock of ICE beneficially owned by such stockholder, by such beneficial owner, or by any such “associated person”, which right is separated or separable from the underlying shares, (xii) any proportionate interest in shares of any class of stock of ICE or Derivative Instrument held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner, or such “associated person” is a general partner or with respect to which such stockholder, such beneficial owner, or such “associated person”, directly or indirectly, beneficially owns an interest in a general partner and (xiii) any performance-related fees (other than an asset-based fee) to which such stockholder, such beneficial owner, or such “associated person” is entitled based on any increase or decrease in the value of shares of any class of stock of ICE or Derivative Instruments, if any, in each case with respect to the information required to be included in the notice pursuant to (vi) through (viii) above, as of the date of such stockholder notice (which information shall be supplemented by such stockholder and by such beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such beneficial ownership, interest, or arrangement as of the record date). Stockholder nominations for the Board of Directors must comply with the procedures set forth above under Corporate Governance—Stockholder Recommendations for Director Candidates.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those stated in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of ICE.

By Order of the Board of Directors.

Jeffrey C. Sprecher

Chairman and Chief Executive Officer

Atlanta, Georgia

March 31, 2014

Our 2013 Annual Report, which includes audited consolidated financial statements, has been mailed to our stockholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

EXHIBIT A — FORM OF AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INTERCONTINENTALEXCHANGE GROUP, INC.

IntercontinentalExchange Group, Inc. (the “Corporation”), a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting ARTICLE I thereof in its entirety and inserting the following in lieu thereof:

“ARTICLE I

Name of Corporation

The name of the Corporation is Intercontinental Exchange, Inc.”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall be effective at                 , Eastern Time, on                 , 2014.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer, this          day of             2014.

INTERCONTINENTALEXCHANGE GROUP, INC.

By:
Name:
Title:

A-1

EXHIBIT B — CERTAIN DEFINITIONS RELATED TO OUR OWNERSHIP AND VOTING LIMITATIONS

“Person” means any natural person, company, corporation or similar entity, government, or political subdivision, agency, or instrumentality of a government.

“Related Persons” means, with respect to any Person:

1.	any “affiliate” of such Person (as such term is defined in Rule 12b-2 under the Exchange Act);

2.	any other Person(s) with which such first Person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of ICE stock;

3.	in the case of a Person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such Person and, in the case of a Person that is a partnership or a limited liability company, any general partner, managing member or manager of such Person, as applicable;

4.	in the case of a Person that is a “member organization” (as defined in the rules of New York Stock Exchange, as such rules may be in effect from time to time), any “member” (as defined in the rules of New York Stock Exchange, as such rules may be in effect from time to time) that is associated with such Person (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

5.	in the case of a Person that is an OTP Firm (as defined in the rules of NYSE Arca, Inc., as such rules may be in effect from time to time), any OTP Holder (as defined in the rules of NYSE Arca, Inc., as such rules may be in effect from time to time) that is associated with such Person (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

6.	in the case of a Person that is a natural person, any relative or spouse of such natural Person, or any relative of such spouse who has the same home as such natural Person or who is a director or officer of the Corporation or any of its parents or subsidiaries;

7.	in the case of a Person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable;

8.	in the case of a Person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability company, as applicable;

9.	in the case of a Person that is a “member” (as defined in the rules of New York Stock Exchange, as such rules may be in effect from time to time), the “member organization” (as defined in the rules of New York Stock Exchange, as such rules may be in effect from time to time) with which such Person is associated (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

10.	in the case of a Person that is an OTP Holder (as defined in the rules of NYSE Arca, Inc., as such rules may be in effect from time to time), the OTP Firm (as defined in the rules of NYSE Arca, Inc., as such rules may be in effect from time to time) with which such Person is associated (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

11.

in the case of a Person that is a “member” (as defined in Section 3(a)(3)(A)(i) of the Exchange Act) of NYSE MKT LLC, the “member” (as defined in Sections 3(a)(3)(A)(ii), 3(a)(3)(A)(iii) and 3(a)(3)(A)(iv) of the Exchange Act) with which such Person is associated (as determined using the

B-1

definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act); and

12.	in the case of a Person that is a “member” (as defined in Sections 3(a)(3)(A)(ii), 3(a)(3)(A)(iii) and 3(a)(3)(A)(iv) of the Exchange Act) of NYSE MKT LLC, any “member” (as defined in Section 3(a)(3)(A)(i) of the Exchange Act) that is associated with such Person (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act).

B-2

INTERCONTINENTALEXCHANGE GROUP, INC. 2100 RIVEREDGE PARKWAY SUITE 500 ATLANTA, GA 30328

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information by 11:59 P.M. Eastern Daylight Time on May 15, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions by 11:59 P.M. Eastern Daylight Time on May 15, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M70520-P49074                 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

INTERCONTINENTALEXCHANGE GROUP, INC.
The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 4.
1.	Election of Directors
Nominees:
	To be elected for terms expiring in 2015:			For	Against	Abstain
	1a.	Charles R. Crisp		☐	☐	☐					For	Against	Abstain
	1b.	Jean-Marc Forneri		☐	☐	☐		1i.	Sir Robert Reid		☐	☐	☐
	1c.	Fred W. Hatfield		☐	☐	☐		1j.	Frederic V. Salerno		☐	☐	☐
	1d.	Sylvain Hefes		☐	☐	☐		1k.	Robert G. Scott		☐	☐	☐
	1e.	Jan-Michiel Hessels		☐	☐	☐		1l.	Jeffrey C. Sprecher		☐	☐	☐
	1f.	Terrence F. Martell		☐	☐	☐		1m.	Judith A. Sprieser		☐	☐	☐
	1g.	Sir Callum McCarthy		☐	☐	☐		1n.	Vincent Tese		☐	☐	☐
	1h.	James J. McNulty		☐	☐	☐	2.	To approve, by non-binding vote, the advisory resolution on executive compensation for named executive officers.			☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)						☐	3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.			☐	☐	☐
Please indicate if you plan to attend this meeting.				☐ Yes	☐ No		4.	To approve the amendment to our Amended and Restated Certificate of Incorporation to change our name from “IntercontinentalExchange Group, Inc.” to “Intercontinental Exchange, Inc.”			☐	☐	☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report With 10-K Wrap are available at www.proxyvote.com.

M70521-P49074

IntercontinentalExchange Group, Inc.

Annual Meeting Details: May 16, 2014, 8:30 a.m., local time

St. Regis Atlanta, Eighty-Eight West Paces Ferry Road, Atlanta, GA 30305

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF INTERCONTINENTALEXCHANGE GROUP, INC. FOR 2014 ANNUAL MEETING

The undersigned stockholder of IntercontinentalExchange Group, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the Annual Meeting of Stockholders of IntercontinentalExchange Group, Inc. to be held at the St. Regis Atlanta, Eighty-Eight West Paces Ferry Road, Atlanta, GA 30305 on Friday, May 16, 2014 at 8:30 a.m., and hereby appoints Scott A. Hill, Johnathan H. Short and Andrew J. Surdykowski and each of them proxies and attorneys-in-fact, each with power of substitution and revocation and each with all powers that the undersigned would possess if properly present, to attend and represent the undersigned at such meeting and any postponements or adjournments of such meeting and to vote all shares of IntercontinentalExchange Group, Inc. common stock which the undersigned is entitled to vote at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting. The undersigned hereby revokes all proxies previously given.

The securities that can be voted at the annual meeting consist of IntercontinentalExchange Group, Inc. common stock, $0.01 par value per share.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY AND ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE VIA TELEPHONE OR THROUGH THE INTERNET.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) IMPORTANT TO BE SIGNED AND DATED ON REVERSE SIDE